The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253860

Subject to Completion

Preliminary Prospectus Supplement dated March 8, 2021

Prospectus    Supplement

(To Prospectus dated March 4, 2021)

Teledyne Technologies Incorporated

$            % Notes due 2023

$            % Notes due 2024

$            % Notes due 2026

$            % Notes due 2028

$            % Notes due 2031

Teledyne Technologies Incorporated is offering our     % notes due 2023 (the “2023 notes”),     % notes due 2024 (the “2024 notes”),     % notes due 2026 (the “2026 notes”),     % notes due 2028 (the “2028 notes”), and     % notes due 2031 (the “2031 notes” and, together with the 2023 notes, the 2024 notes, the 2026 notes, and the 2028 notes, the “notes”). Interest on the notes will be payable semiannually in arrears on              and              of each year, commencing on             , 2021. The notes will mature on              , 2023 in the case of the 2023 notes,              , 2024 in the case of the 2024 notes,              , 2026 in the case of the 2026 notes,              , 2028 in the case of the 2028 notes, and              , 2031 in the case of the 2031 notes.

We may redeem the 2023 notes at any time in whole, or from time to time in part, prior to maturity and the other notes at any time in whole, or from time to time in part, prior to the applicable par call date at the applicable redemption price described on pages S-58 and S-59. On or after the applicable par call date for the 2024 notes, the 2026 notes, the 2028 notes, and the 2031 notes, such notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

We have entered into an Agreement and Plan of Merger dated January 4, 2021 (the “Merger Agreement”), with FLIR Systems, Inc., a Delaware corporation (“FLIR”), Firework Merger Sub I, Inc. and Firework Merger Sub II, LLC, that provides for a two-step merger that will result in FLIR becoming our wholly owned subsidiary (the “FLIR Acquisition”). Subject to the terms and conditions of the Merger Agreement, each share of common stock of FLIR, par value $0.01 per share (“FLIR Shares”), issued and outstanding immediately prior to the effective time (as defined in the Merger Agreement) will convert into the right to receive (i) $28.00 per share in cash and (ii) 0.0718 of a share of common stock of Teledyne, par value $0.01 per share. We intend to use the net proceeds from the sale of the notes to (i) fund a portion of the purchase price for the FLIR Acquisition, (ii) pay fees and expenses in connection with the FLIR Acquisition, and (iii) repay indebtedness under our Amended and Restated Revolving Credit Agreement (as defined below), including the amount we intend to borrow to prepay approximately $500 million of our outstanding notes issued pursuant to previous note purchase agreements (translated into approximately $464 million at time of issuance), for which we have issued an irrevocable Prepayment Notice (as defined below). See “Use of Proceeds.”

If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated according to its terms, we will redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date (as defined below). See “Description of the Notes—Special Mandatory Redemption.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes are not guaranteed by any of our subsidiaries and will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. No later than 30 days after the consummation of the FLIR Acquisition, to the extent that the FLIR Notes (as defined below) are outstanding at such time, Teledyne FLIR, LLC will be required to simultaneously guarantee payment of the notes, which guarantee will be pari passu with Teledyne FLIR, LLC’s indebtedness under its own notes.

The notes are new issues of securities with no established trading markets. We do not intend to list the notes on any securities exchange or any automated quotation system.

Investing in the notes involves risks. You should carefully read the entire accompanying prospectus and this prospectus supplement and the documents incorporated by reference herein and therein, including the section entitled “Risk Factors,” which begins on page S-18 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Public Offering Price(1)		Underwriting Discount		Proceeds to us, before expenses
Per Note	Total	Per Note	Total	Per Note	Total
% Notes due 2023%	$	%	$	%	$
% Notes due 2024%	$	%	$	%	$
% Notes due 2026%	$	%	$	%	$
% Notes due 2028%	$	%	$	%	$
% Notes due 2031%	$	%	$	%	$

Total:	$		$		$

(1)	Plus accrued interest from March , 2021 if delivery of the notes occurs after that date.

The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, S.A., on or about March             , 2021.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	US Bancorp

Prospectus Supplement dated March            , 2021

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

This prospectus supplement and the accompanying prospectus relate to part of a registration statement that we filed with the SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the notes. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in this prospectus supplement before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information other than that contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by the Company with the SEC. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise (including when describing the terms of the notes), references in this prospectus supplement to “Teledyne,” the “Company,” “we,” “us” and “our” or similar terms are to Teledyne Technologies Incorporated and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available at the website maintained by the Securities and Exchange Commission (“SEC”) at www.sec.gov or on Teledyne’s website at www.teledyne.com. We have included our website address as an inactive textual reference only. Other than the documents expressly incorporated herein by reference, information on, or accessible through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 regarding the securities we may offer from time to time. This prospectus supplement does not contain all of the information found in the registration statement. For further information regarding Teledyne Technologies Incorporated and the securities offered by this prospectus supplement, you should review the entire registration statement, including its exhibits and schedules, filed under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement of which this prospectus supplement forms a part, including its exhibits and schedules, has been filed electronically and can be obtained in any manner listed above.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement. We incorporate by reference in this prospectus supplement the following documents that Teledyne Technologies Incorporated has previously filed with the SEC and any subsequent filings made by Teledyne Technologies Incorporated with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of such filings that are furnished rather than filed under applicable SEC rules) prior to the completion of the offering:

•	Our Annual Report on Form 10-K for the year ended January 3, 2021, filed on February 26, 2021; and

•	Our Current Reports on Form 8-K filed January 4, 2021, January 6, 2021, January 21, 2021, January 27, 2021, March 4, 2021 and March 8, 2021.

•	Our Definitive Proxy Statement on Schedule 14A, filed on March 5, 2021.

In addition, we incorporate by reference the following information previously filed with the SEC by FLIR:

•

FLIR Systems, Inc. and subsidiaries audited consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, the related notes, and the report of KPMG LLP, independent registered accounting firm, dated February 25, 2021, included in Item 8 of FLIR’s (File No.  000-21918) Annual Report on Form 10-K filed with the SEC on February 25, 2021.

You may request a copy of any of the documents incorporated herein by reference into this prospectus at no cost by writing or telephoning us at: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360; (805) 373-4545.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus include forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. All statements that are not historical facts are “forward-looking statements”. Such statements may directly or indirectly relate to, among other things, sales, earnings, operating margin, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, the credit facility, interest expense, severance, relocation and facility consolidation costs, environmental remediation costs, stock repurchases, taxes, exchange rate fluctuations and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended January 3, 2021 incorporated by reference herein.

You should understand that the following important factors, in addition to those discussed in the incorporated documents, that could change the anticipated results, including as a result of unexpected factors or events; the ability of the parties to the FLIR Acquisition to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; changes in relevant tax and other laws; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; operating results of FLIR being lower than anticipated; disruptions in the global economy; the spread of the coronavirus disease 2019 (“COVID-19”) resulting in production, supply, contractual and other disruptions, including facility closures and furloughs and travel restrictions; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID-19 pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the new U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; escalating economic and diplomatic tension between China and the United States; and threats to the security of our confidential and proprietary information, including cyber security threats. In addition:

•

lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect our businesses that supply the oil and gas industry;

•	disruptions from the production delay of Boeing’s 737 Max aircraft and continued weakness in the commercial aerospace industry will negatively affect the markets of our commercial aviation businesses;
•	financial market fluctuations affect the value of the company’s pension assets;
•

changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which we participate; and

•

we continue to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While we believe our control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

We assume no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

SUMMARY

The following summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein that are described under “Where You Can Find More Information.”

Teledyne Technologies Incorporated

Teledyne Technologies Incorporated, a Delaware company that spun off from Allegheny Technologies Incorporated as an independent company in 1999, provides enabling technologies for industrial growth markets that require advanced technology and high reliability. These markets include aerospace and defense, factory automation, air and water quality environmental monitoring, electronics design and development, oceanographic research, deepwater oil and gas exploration and production, medical imaging and pharmaceutical research. We differentiate ourselves from many of our direct competitors by having a customer and Company-sponsored applied research center that augments our product development expertise. We believe that technological capabilities and innovation and the ability to invest in the development of new and enhanced products are critical to obtaining and maintaining leadership in our markets and the industries in which we compete.

Teledyne common stock is traded on the NYSE under the symbol “TDY.” The principal executive offices of Teledyne are located at 1049 Camino Dos Rios, Thousand Oaks, California 91360; its telephone number is (805) 373-4545; and its website is www.teledyne.com. The information contained in, or that can be accessed through, Teledyne’s website is not part this prospectus supplement or the documents incorporated by reference.

Acquisition of FLIR Systems, Inc.

Merger Agreement

Teledyne has entered into the Merger Agreement with FLIR, Firework Merger Sub I, Inc. and Firework Merger Sub II, LLC that provides for a two-step merger that will result in FLIR becoming a wholly owned subsidiary of Teledyne. Subject to the terms and conditions of the Merger Agreement, each FLIR Share issued and outstanding immediately prior to the effective time (as defined in the Merger Agreement) will convert into the right to receive (i) $28.00 per share in cash and (ii) 0.0718 of a share of common stock of Teledyne, par value $0.01 per share. No fractional shares of Teledyne common stock will be issued in the merger, and holders of FLIR Shares will receive cash in lieu of any fractional shares of Teledyne common stock. Aggregate consideration for the transaction is approximately $8 billion.

The closing of the FLIR Acquisition, which we expect to be in mid 2021, is subject to certain conditions, including, among others, (i) the adoption of the Merger Agreement by the holders of at least a majority of the outstanding FLIR Shares entitled to vote thereon, (ii) the approval of the issuance of the shares of Teledyne common stock issuable to FLIR’s stockholders pursuant to the Merger Agreement by the majority of votes cast at a meeting of Teledyne’s stockholders, (iii) the approval for listing on the New York Stock Exchange of the shares of Teledyne common stock issuable to FLIR’s stockholders pursuant to the Merger Agreement, (iv) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which expired as described below), and certain regulatory approval by other governmental authorities, (v) the absence of any court order or other legal restraint or prohibition preventing the consummation of the FLIR Acquisition, (vi) the effectiveness of a registration statement on Form S-4 to be filed with the SEC by Teledyne in connection with the issuance of shares of Teledyne common stock in the FLIR Acquisition, (vii) in the case of each party’s obligation to effect the FLIR Acquisition, the absence of a material adverse effect with respect to the other party since the date of the Merger Agreement and (viii) subject to materiality exceptions, the accuracy of the representations and warranties made by Teledyne, Merger Sub I and Merger Sub II, on the one hand, and FLIR, on the other hand, and compliance by Teledyne, Merger Sub I, Merger Sub II and FLIR in all material respects with their respective obligations under the Merger Agreement.

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired at 11:59 pm, Eastern Time, on March 1, 2021.

The consummation of the FLIR Acquisition, the issuance of the Company’s common stock, the issuance of the notes offered hereby and the use of proceeds therefrom in connection with the FLIR Acquisition (including the repayment of the amount we intend to borrow under our Amended and Restated Revolving Credit Agreement to prepay the NPA Notes (as defined below)) are herein referred to as the “FLIR transactions.” This offering is not conditioned on the completion of the FLIR Acquisition. However, if we do not consummate the FLIR Acquisition on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated according to its terms, we must redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent payment date on which interest was paid) to but excluding the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

Synergies

We believe the FLIR Acquisition provides complementary technologies and markets with minimal overlap:

•	Sensors based on different semiconductor technologies for different wavelengths

•	Products serving different customers and applications

•	Unmanned and autonomous systems serving different markets across air and land (FLIR) and subsea (Teledyne)

Additionally, the companies share common business models:

•	Serving respective markets and customers with different sensors, cameras and sensor systems

•	Business portfolios balanced among commercial and government markets and geographies

We expect near-term pretax synergies of $40 million per year, with a potential to grow to $80 million per year over time.

FLIR 2.5% Senior Notes due 2030

FLIR issued $500 million aggregate principal amount of 2.500% Notes due 2030 (the “FLIR Notes”). The FLIR Notes will mature on August 1, 2030.

Under the terms of the indenture under which the FLIR Notes were issued, unless we have exercised our right to redeem the FLIR Notes, each holder of the FLIR Notes will have the right to require us to repurchase all or any part of such holder’s FLIR Notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any, if a Change in Control Triggering Event occurs within 60 days after the closing of the FLIR Acquisition.

Teledyne FLIR, LLC

The surviving entity in the FLIR Acquisition will be named Teledyne FLIR, LLC. Within 30 days after the closing of the FLIR Acquisition, Teledyne FLIR, LLC will be required to become a subsidiary guarantor of our obligations under the notes being offered hereby as well as under the Amended and Restated Revolving Credit Agreement, the 2021 Term Loan Credit Agreement (as defined below), and the 2019 Term Loan Credit Agreement (as defined below). In addition, we will also agree to guarantee repayment of Teledyne FLIR, LLC’s obligations under the FLIR Notes.

Teledyne Indebtedness and Financing of the FLIR Acquisition

Bridge Facility

We intend to pay the cash portion of the consideration for the FLIR Acquisition and other fees and expenses required to be paid in connection with the FLIR Acquisition from cash on hand and borrowings, including the proceeds from this offering. In connection with the Merger Agreement, Teledyne entered into a commitment letter dated January 4, 2021 (as supplemented by that certain Joinder Letter to Bridge Facility dated as of January 19, 2021, and as further amended, supplemented or otherwise modified as provided below, the “Bridge Facility Commitment Letter”), with BofA Securities, Inc., Bank of America, N.A. (“Initial Bridge Lender”) and the other lenders party to that Joinder Letter pursuant to which the Initial Bridge Lender and such other lenders committed to provide Teledyne with a $4.5 billion senior 364-day bridge term loan facility (the “Bridge Facility”). The funding of the Bridge Facility provided for in the Bridge Facility Commitment Letter is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Bridge Facility Commitment Letter and (ii) consummation of the FLIR Acquisition in accordance with the Merger Agreement. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms in the Bridge Facility Commitment Letter may differ from the description of such terms.

The credit facilities under the 2021 Term Loan Credit Agreement, described below, replaced $1.0 billion of the commitments of the Initial Bridge Lender under the Bridge Facility Commitment Letter. The net cash proceeds from the offering of the notes hereby will replace and permanently reduce the remaining commitments under the Bridge Facility.

2021 Term Loan

On March 4, 2021, Teledyne, as borrower, entered into a Term Loan Credit Agreement with the several banks and other financial institutions from time to time parties thereto as lenders and Bank of America, N.A., as administrative agent (the “2021 Term Loan Credit Agreement”). The credit facilities under the 2021 Term Loan Credit Agreement replace $1.0 billion of the commitments of the Initial Bridge Lender under the Bridge Facility Commitment Letter.

Pursuant to the 2021 Term Loan Credit Agreement, the lenders thereunder have committed to make unsecured five year term loans of up to $1.0 billion. The loans will finance in part the cash portion of the consideration for the FLIR Acquisition and other fees and expenses in connection with the FLIR Acquisition. See “Description of Other Teledyne Indebtedness—Unsecured Credit Facilities—2021 Term Loan”.

Revolving Credit Facility

On March 4, 2021, Teledyne, as borrower and guarantor, and certain of its foreign subsidiaries, as designated borrowers, entered into an Amended and Restated Credit Agreement (the “Amended and Restated Revolving Credit Agreement”), which amends and restates in its entirety Teledyne’s Amended and Restated

Credit Agreement dated as of March 1, 2013 (as amended, the “Prior Credit Agreement”). Under the Amended and Restated Revolving Credit Agreement the lenders have committed to provide revolving credit loans in an aggregate amount of up to (a) $750 million prior to the closing of the of the FLIR Acquisition, and (b) $1.15 billion after the FLIR Acquisition.

Teledyne Netherlands B.V. and Teledyne Digital Imaging, Inc., which are subsidiaries of Teledyne, are also designated borrowers under the Amended and Restated Revolving Credit Agreement. Any borrowings by Teledyne Netherlands B.V. and Teledyne Digital Imaging, Inc. will be guaranteed by Teledyne. Teledyne does not have any intention to cause the designated borrowers to borrow any amounts under the Amended and Restated Revolving Credit Agreement in the future.

Teledyne is also permitted under the Amended and Restated Revolving Credit Agreement to use the commitments under the Amended and Restated Revolving Credit Agreement to refinance outstanding letters of credit for the account of Teledyne FLIR, LLC and its subsidiaries after the closing of the FLIR Acquisition. The commitments of the lenders under the Amended and Restated Revolving Credit Agreement have not reduced the commitments of the lenders under the Bridge Facility Commitment Letter. See “Description of Other Teledyne Indebtedness—Unsecured Credit Facilities—Revolving Credit Facility”.

2019 Term Loan

Teledyne Netherlands B.V. borrowed $150 million under a term loan (the “2019 Term Loan”) under an Amended and Restated Term Loan Credit Agreement dated as of October 30, 2019, as amended on January 19, 2021 (the “2019 Term Loan Credit Agreement”). Teledyne has guaranteed the obligations of Teledyne Netherlands B.V. under the 2019 Term Loan.

On March 4, 2021, Teledyne and Teledyne Netherlands B.V. entered into an amendment to the 2019 Term Loan Credit Agreement to make a conforming change to the Consolidated Net Debt to EBITDA Ratio (as defined in the 2019 Term Loan Credit Agreement) to make the financial covenant consistent with the same covenant in the Amended and Restated Revolving Credit Agreement and the 2021 Term Loan Credit Agreement. The amendment also released former subsidiary guarantors from their guarantee obligations under the 2019 Term Loan. See “Description of Other Teledyne Indebtedness—Unsecured Credit Facilities—2019 Term Loan”.

Redemption of Outstanding NPA Notes

Teledyne and its subsidiary Teledyne Netherlands B.V. have issued various series of notes under the Note Purchase Agreements dated September 23, 2014, August 27, 2015 and April 18, 2017 (the “Note Purchase Agreements”), of which approximately $500 million are outstanding (translated into approximately $464 million at time of issuance) (the “NPA Notes”). On March 2, 2021, Teledyne delivered an irrevocable notice of prepayment (the “Prepayment Notice”) to the holders of the outstanding NPA Notes. The Prepayment Notice provides that Teledyne and Teledyne Netherlands, B.V. will prepay the outstanding NPA Notes on March 17, 2021 in an amount equal to the principal balance, accrued interest and a make-whole amount calculated under each applicable Note Purchase Agreement. When the NPA Notes are prepaid in full on March 17, 2021, all subsidiary guarantees of the NPA Notes will also be automatically terminated and released.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Teledyne Technologies Incorporated, a Delaware corporation.

Securities offered	$ aggregate principal amount of % notes due 2023

$ aggregate principal amount of % notes due 2024

$ aggregate principal amount of % notes due 2026

$ aggregate principal amount of % notes due 2028

$ aggregate principal amount of % notes due 2031

Maturity Date	Unless redeemed prior to maturity as described below,

the 2023 notes will mature on , 2023

the 2024 notes will mature on , 2024

the 2026 notes will mature on , 2026

the 2028 notes will mature on , 2028

the 2031 notes will mature on , 2031

Interest	Interest on the notes will accrue at the rate of % per annum in the case of the 2023 notes, % per annum in the case of the 2024 notes, % per annum in the case of the 2026 notes, % per annum in the case of the 2028 notes, and % per annum in the case of the 2031 notes. Interest on the notes will be payable semiannually in arrears on and of each year, commencing on , 2021.

Ranking	The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all existing and future senior indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•

be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of the Company’s subsidiaries.

As of January 3, 2021, after giving effect to the issuance of the notes and the use of proceeds therefrom, but not giving effect to the FLIR Acquisition, we would have had approximately $ million aggregate principal amount of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $ million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).

Optional Redemption	We may elect to redeem and repay the 2023 notes, the 2024 notes, the 2026 notes, the 2028 notes, and the 2031 notes, at any time in whole, or from time to time in part. If we elect to redeem the 2023 notes prior to maturity, the 2024 notes prior to , 2022 (two years prior to the maturity date of the 2024 notes (the “2024 Par Call Date”)), the 2026 notes prior to , 2026 (one month prior to the maturity date of the 2026 notes (the “2026 Par Call Date”)), the 2028 notes prior to , 2028 (two months prior to the maturity date of the 2028 notes (the “2028 Par Call Date”)), or the 2031 notes prior to , 2031 (three months prior to the maturity date of the 2031 notes (the “2031 Par Call Date”)), we will pay an amount equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)

with respect to the 2023 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due at maturity of such notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus            basis points; or

(iii)

with respect to the 2024 notes, the 2026 notes, the 2028 notes and the 2031 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the 2024 notes to be redeemed matured on the 2024 Par Call Date, the 2026 notes to be redeemed matured on the 2026 Par Call Date, the 2028 notes to be redeemed matured on the 2028 Par Call Date or the 2031 notes to be redeemed matured on the 2031 Par Call Date, as applicable (in each case, exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points in the case of the 2024 notes, basis points in the case of the 2026 notes, basis points in the case of the 2028 notes, or basis points in the case of the 2031 notes.

If we elect to redeem the 2024 notes on or after the 2024 Par Call Date, the 2026 notes on or after the 2026 Par Call Date, the 2028 notes on or after the 2028 Par Call Date, or the 2031 notes on or after the 2031 Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

Special Mandatory Redemption	The completion of this offering is not contingent on the closing of the FLIR Acquisition. If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption” in this prospectus supplement.

Change of Control Offer	If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our right to redeem the notes in whole, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in the notes. We will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

Certain Covenants	We will issue the notes under a supplemental indenture to an indenture, each to be dated March , 2021, entered into with U.S. Bank National Association, the Trustee. The indenture, among other things, includes:

•

restrictions on the ability of Teledyne and any Restricted Subsidiary to create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien,

•	restrictions on sale and lease-back transactions by Teledyne and any Restricted Subsidiary with respect any Principal Property,

•

a requirement that promptly, and in any event, not later than 30 days, after the consummation of FLIR Acquisition, to the extent that the FLIR Notes are outstanding at such time, FLIR will be required to execute and deliver to the Trustee a supplemental indenture providing for the guarantee of the payment of the notes by FLIR, which guarantee will be pari passu with FLIR’s indebtedness under the FLIR Notes, and

•	restrictions on our ability to consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets to any corporation.

These covenants are subject to important exceptions and qualifications, which are described in “Description of the Notes—Certain Covenants” in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $ billion (after deducting the underwriting discounts and estimated offering expenses). We intend to use the net proceeds from the sale of the notes, together with cash on hand, to (i) fund a portion of the purchase price for the FLIR Acquisition, (ii) pay fees and expenses in connection with the FLIR Acquisition, and (iii) repay indebtedness under our Amended and Restated Revolving Credit Agreement, including the amount we intend to borrow to prepay approximately $500 million of our outstanding NPA Notes (translated into approximately $464 million at time of issuance), for which we have issued an irrevocable Prepayment Notice.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities. See “Use of Proceeds” in this prospectus supplement.

Governing Law	State of New York.

Trustee, Registrar and Paying Agent	U.S. Bank, National Association.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for factors you should consider before deciding to invest in the notes.

Conflicts of Interest	A “conflict of interest” is deemed to exist under FINRA Rule 5121 because certain of the underwriters or their affiliates hold certain of our existing indebtedness, or are agents with respect to such indebtedness, that will be repaid with a portion of the net proceeds from this offering. Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Teledyne Summary Consolidated Financial Data

Our summary consolidated financial information presented below as of and for the years ended January 3, 2021, December 29, 2019 and December 30, 2018, has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The summary consolidated balance sheet data as of December 30, 2018 has been derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement and the accompanying prospectus. We derived the following historical selected financial data from our audited consolidated financial statements. Our fiscal year is determined based on a 52- or 53-week convention ending on the Sunday nearest to December 31. Fiscal years 2019 and 2018 presented below contained 52 weeks and the fiscal year 2020 contained 53 weeks.

Our summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended January 3, 2021 which is incorporated by reference herein.

	2020	2019	2018
	($ in millions, except per share amounts)
Net sales	$3,086.2	$3,163.6	$2,901.8
Net income	$401.9	$402.3	$333.8
Basic earnings per common share	$10.95	$11.08	$9.32
Diluted earnings per common share	$10.62	$10.73	$9.01
Weighted average diluted common shares outstanding	37.9	37.5	37.0
Total assets	$5,084.8	$4,579.8	$3,809.3
Long-term debt, excluding current portion	$680.9	$750.0	$610.1
Total stockholders’ equity	$3,228.6	$2,714.7	$2,229.7
Other Data:
EBITDA, non-GAAP (a)	$601.2	606.6	$532.0
EBITDA Margin, non-GAAP (a)	19.5%	19.2%	18.3%
Total Debt to EBITDA, non-GAAP (b)	1.3x	1.4x	1.4x
Net Debt to EBITDA, non-GAAP (b)	0.2x	1.1x	1.1x
Free Cash Flow, non-GAAP (c)	$547.5	$393.7	$360.1

(a)	EBITDA (a non-GAAP financial measure) represents net income attributable to Teledyne, plus interest expense, income taxes, depreciation expense and amortization expense.

The following tables provide a reconciliation of EBITDA to net income attributable to Teledyne, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented and a reconciliation of EBITDA margin (a non-GAAP financial measure defined as EBITDA as a percentage of net sales).

	Fiscal Year Ending
($ in millions)	2020	2019	2018
Net income	$401.9	$402.3	$333.8
Add back:
Interest expense	15.3	21.0	25.5
Income taxes	67.8	71.4	60.1
Depreciation and amortization expense	116.2	111.9	113.0

EBITDA, non-GAAP	$601.2	$606.6	$532.4

	Fiscal Year Ending
($ in millions)	2020	2019	2018
Net Sales	$3,086.2	$3,163.6	$2,901.8

EBITDA, non-GAAP	$601.2	$606.6	$532.4

EBITDA Margin, non-GAAP	19.5%	19.2%	18.3%

(b)

Total Debt is long-term debt including current portion. Total Debt to EBITDA (a non-GAAP financial measure) represents total debt divided by EBITDA. Net debt (a non-GAAP financial measure) is defined as total debt less cash and cash equivalents. Net debt to EBITDA (a non-GAAP financial measure) represents net debt, divided by EBITDA.

The following table provides a reconciliation of net debt to EBITDA (a non-GAAP measure) to total debt, the most directly comparable financial measure stated in accordance with GAAP as of each of the dates presented:

	Fiscal Year Ending
($ in millions)	2020	2019	2018
Total debt	$778.5	$850.6	$747.5
Less cash and cash equivalents	(673.1)	(199.5)	(142.5)

Net debt, non-GAAP	$105.4	$651.1	$605.0

EBITDA, non-GAAP	$601.2	$606.6	$532.4

Total debt / EBITDA, non-GAAP	1.3x	1.4x	1.4x

Net debt / EBITDA, non-GAAP	0.2x	1.1x	1.1x

(c)	Free Cash Flow (a non-GAAP financial measure) is defined as cash provided by operating activities less capital expenditures for property, plant and equipment.

The following table provides a reconciliation of Free Cash Flow (a non-GAAP financial measure) to net cash provided by operating activities, the most directly comparable financial measure stated in accordance with GAAP as for each of the periods presented:

	Fiscal Year Ending
($ in millions)	2020	2019	2018
Net cash provided by operating activities	$618.9	$482.1	$446.9
Less: purchases of property, plant and equipment	(71.4)	(88.4)	(86.8)

Free Cash Flow, non-GAAP	$547.5	$393.7	$360.1

These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges or other items that have an effect on our reported results and, therefore, these non-GAAP financial measures should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures.

FLIR Summary Consolidated Financial Data

The following table presents selected historical consolidated financial data of FLIR. The selected historical consolidated financial data as of the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, have been derived from FLIR’s audited consolidated financial statements and accompanying notes contained in FLIR’s Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference herein.

FLIR’s summary consolidated financial information set forth below should be read in conjunction with FLIR’s consolidated financial statements, including the notes thereto (which are incorporated by reference herein).

	2020	2019	2018
	(In millions, except per share amounts)
Revenue (1)	$1,923.7	$1,887.0	$1,775.7
Net earnings (2)(3)(4)	$212.6	$171.6	$282.4
Basic earnings per common share	$1.61	$1.27	$2.05
Diluted earnings per common share	$1.60	$1.26	$2.01
Weighted average diluted common shares outstanding
Total assets	$3,252.3	$3,137.5	$2,781.2
Long-term debt, excluding current portion	$724.9	$648.4	$421.9
Total shareholders’ equity	$1,883.4	$1,871.4	$1,876.8

(1)	The 2019 revenue includes contributions from the acquisitions made during 2019.
(2)

The 2020 selling, general and administrative expenses include $9.4 million separation, transaction and integration related expenses and $22.6 million in costs related to the April 28, 2014 Consent Agreement with the United States Department of State’s Directorate of Defense Trade Controls (“Consent Agreement”). During 2020 FLIR recorded a $9.1 million loss on debt extinguishment due to the redemption of FLIR’s $425.0 million senior unsecured notes due June 15, 2021.

(3)

The 2019 cost of goods sold include $5.9 million inventory write downs associated with the Outdoor and Tactical Systems (“OTS”) restructuring. The 2019 selling, general and administrative expenses include $17.0 million separation, transaction and integration related expenses, $22.3 million Consent Agreement related costs and $7.8 million goodwill and intangible asset impairment charges associated with the OTS restructuring.

(4)

The 2018 selling, general and administrative expenses include $15.0 million for the costs of a regulatory settlement, pursuant to the Consent Agreement. The 2018 tax provision includes a discrete tax benefit of $33.1 million for the cancellation of Belgium tax assessments issued as part of the European Commission’s decision regarding state aid.

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following pro forma data are based on the unaudited pro forma condensed combined financial statements and accompanying notes included in this prospectus supplement. The pro forma results of operations data give effect to the FLIR transactions and the financing thereof as described in this prospectus supplement as if those transactions occurred at the beginning of the fiscal year, and the pro forma balance sheet data give effect to the FLIR transactions and the financing thereof as if they occurred on January 3, 2021. The unaudited pro forma combined financial results are based on the historical results of Teledyne for fiscal year 2020, historical results of FLIR for fiscal year 2020 and estimated transaction accounting adjustments (“TAA”). The FLIR transactions have not in fact been completed yet, and the completion of those transactions is subject to certain conditions. There can be no guarantee that the FLIR transactions will be completed, and this offering is not conditioned upon the completion of the FLIR Acquisition.

You should read the pro forma data in conjunction with the information in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Combined Financial Statements.” The pro forma information is provided for illustrative purposes only and is not necessarily indicative of what the results of operations or financial condition of Teledyne and its subsidiaries would have been if the FLIR transactions had actually occurred at the times described above. In addition, the pro forma data are based on estimates and assumptions described in the notes accompanying such information, which estimates have been made solely for the purpose of developing such pro forma data.

Pro Forma Combined Company ($ in millions, except per share amounts)
Net sales	$5,009.9
Net income	$372.1
Basic earnings per common share	$8.07
Diluted earnings per common share	$7.87
Weighted average diluted common shares outstanding	47.3
Total assets	$13,878.8
Long-term debt, including current portion	$4,781.9
Total stockholders’ equity	$6,810.8
Adjusted EBITDA, non-GAAP (a)	$1,112.6
Adjusted EBITDA Margin, non-GAAP (a)	22.2%
Total Debt to Adjusted EBITDA, non-GAAP (b)	4.3x
Net Debt to Adjusted EBITDA, non-GAAP (b)	4.0x
Free Cash Flow, non-GAAP (c)	$802.7

(a)

Adjusted EBITDA (a non-GAAP financial measure) represents net income attributable to Teledyne and FLIR, plus interest expense, income taxes, and depreciation & amortization expense, as well as adjustments for stock based compensation, restructuring charges, and minority interest impairment.

The following tables provide a reconciliation of adjusted EBITDA to net income attributable to Teledyne and FLIR, the most directly comparable financial measures stated in accordance with GAAP, including estimated transaction accounting adjustments, and a reconciliation of EBITDA margin (a non-GAAP financial measure defined as adjusted EBITDA as a percentage of net sales):

	FY 2020
($ in millions)	Historical Teledyne	Adjusted Historical FLIR	TAA	Pro Forma Combined
Net income (loss)	$401.9	$212.6	($242.4)	$372.1
Add back:
Interest expense	15.3	27.2	88.7	131.2
Income taxes (benefit)	67.8	72.4	(76.5)	63.7
Depreciation and amortization expense	116.2	94.7	136.5	347.4

EBITDA, non-GAAP	$601.2	$406.9	$(93.7)	$914.4
Stock-based compensation	30.0	39.2	—	69.2
Restructuring charges	—	30.5	—	30.5
Minority interest impairment	—	4.8	—	4.8
Inventory fair value adjustment	—	—	93.7	93.7

Adjusted EBITDA, non-GAAP	$631.2	$481.4	$—	$1,112.6

	FY 2020
($ in millions)	Teledyne	FLIR	Pro forma Combined
Net Sales	$3,086.2	$1,923.7	$5,009.9
Adjusted EBITDA, non-GAAP	$631.2	$481.4	$1,112.6
Adjusted EBITDA Margin, non-GAAP	20.5%	25.0%	22.2%

(b)

Total Debt is long-term debt including current portion. Total Debt to adjusted EBITDA (a non-GAAP financial measure) represents total debt divided by adjusted EBITDA. Net debt (a non-GAAP measure) is defined as total debt less cash and cash equivalents. Net debt to adjusted EBITDA (a non-GAAP financial measure) represents net debt divided by adjusted EBITDA.

The following table provides a reconciliation of net debt to adjusted EBITDA (a non-GAAP measure) to total debt, the most directly comparable financial measure stated in accordance with GAAP as of the fourth quarter 2020:

($ in millions)	Pro Forma Combined
Total debt	$4,781.9
Less cash and cash equivalents (1)	(279.9)

Net debt, non-GAAP	$4,502.0

Adjusted EBITDA, non-GAAP	$1,112.6

Total debt / Adjusted EBITDA, non-GAAP	4.3x

Net debt / Adjusted EBITDA, non-GAAP	4.0x

(1)	Cash and cash equivalents includes estimated acquisition costs that will be paid after the completion of the FLIR transactions.

(c)	Free Cash Flow (a non-GAAP financial measure) represents cash provided by operating activities less capital expenditures for property, plant and equipment.

The following table provides a reconciliation of Free Cash Flow (a non-GAAP financial measure) to net cash provided by operating activities, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented:

	FY 2020
($ in millions)	Teledyne	FLIR	Combined(1)
Net cash provided by operating activities	$618.9	$312.4	$931.3
Less: purchases of property, plant and equipment	(71.4)	(57.2)	(128.6)

Free Cash Flow, non-GAAP	$547.5	$255.2	$802.7

(1)	Combined Free Cash Flow does not include estimated acquisition costs that will be paid after the completion of the FLIR transactions.

These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges or other items that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures.

RISK FACTORS

Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus and which may be obtained as described under “Where You Can Find More Information,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, results of operations and financial condition would be materially adversely affected.

Risk Factor Summary

Investing in the notes involves significant risk. Below is a summary of the material risks described more fully in this prospectus supplement. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” for additional discussion of the risks summarized in this risk factor summary as well as other risks that we face. These risks include, among others, the following:

Risks Related to the FLIR Acquisition

On January 4, 2021, we announced our proposed acquisition of FLIR in a cash and stock transaction valued at approximately $8.0 billion (including net debt). There are numerous risk and uncertainties associated with the acquisition, including:

•	Completion of the acquisition is subject to conditions, some of which are outside of our control.

•	Teledyne’s and FLIR’s existing business relationships with third parties may be disrupted.

•	Failure to complete the acquisition could negatively impact us.

•	The merger agreement subjects us to restrictions on our activities.

•	After the acquisition Teledyne stockholders will have lower ownership and voting interests in Teledyne than they currently have and will exercise less influence over management.

•	Litigation challenging the acquisition may increase costs and prevent the acquisition from being completed within the expected timeframe, or from being completed at all.

•	Both we and FLIR will incur significant transaction costs in connection with the acquisition.

•	Unplanned future events could reduce or delay the accretion to earnings that is currently projected by us and we may fail to realize the anticipated benefits and cost savings of the FLIR acquisition.

•	Pursuant to the merger agreement we may be required, under certain circumstances related to the termination of the merger agreement to pay a termination fee to FLIR of $250.0 million.

•

There can be no assurance that we will be able to secure the funds necessary to pay the cash portion of the merger consideration in connection with the acquisition and refinance certain existing indebtedness on acceptable terms, in a timely manner or at all.

•

The COVID-19 pandemic may delay or prevent the completion of the acquisition and could adversely affect the business, results of operations and financial condition of Teledyne, FLIR and the combined company.

•	The future results of the combined company may be adversely impacted if we do not effectively manage our expanded operations following completion of the acquisition.

•	Both Teledyne and FLIR may have difficulty retaining, motivating, and attracting executives and other employees in light of the pending acquisition.

•	The market price of our common stock may decline as a result of the acquisition.

•

The incurrence by us of substantial indebtedness in connection with the financing of the acquisition, along with the planned assumption of FLIR’s existing senior notes may have an adverse impact on us.

•

Following completion of the acquisition, the credit rating of the combined company could be downgraded which may increase borrowing costs or could trigger an obligation to make an offer to purchase FLIR’s $500 million senior notes.

•	Because of higher debt levels, we may not be able to service our debt obligations in accordance with the terms contained in the agreements.

•

If the closing of the acquisition has not occurred by the dates disclosed herein, we will be required to redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes at a special mandatory redemption price discussed below, and it is possible that we may be unable to redeem these notes.

•	The results indicated in the unaudited pro forma condensed combined financial information may not be realized and future financial results may materially vary.

Risks Related to the Notes

•	The notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

•	Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

•	There are limited covenants in the indenture that will govern the notes.

•	Additional debt offerings may have adverse consequences to you.

•	The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

•	We may be unable to repurchase the notes upon a Change of Control Triggering Event.

•	Changes in our credit ratings may adversely affect the value of the notes.

•	Our credit ratings may not reflect all risks of your investment in the notes.

•	There are no established trading markets for the notes and none may develop.

•

Our existing credit facilities contain financial covenants and covenants that may limit our operations. Our failure to comply with these covenants could result in the acceleration of our obligations under these credit facilities.

•	An increase in market interest rates could result in a decrease in the value of the notes.

Risks Related to FLIR’s Business

•	FLIR depends on the United States government for a material portion of its business and changes in government spending could adversely affect FLIR’s business.

•	As a United States government supplier, FLIR is subject to a number of procurement rules and regulations.

•	Operating margins may be negatively impacted by reduction in sales or by a change in the mix of products sold.

•	FLIR may experience impairment in the value of FLIR’s tangible and intangible assets.

•	Unfavorable results of legal proceedings could materially adversely affect us.

•	FLIR faces risks from international sales and business activities.

•	The effects of the COVID-19 outbreak could adversely affect FLIR’s business, results of operations, and financial condition.

•	FLIR is subject to numerous regulatory requirements for the export and sale of FLIR’s products and operations worldwide that could adversely affect FLIR’s business.

•

FLIR may not be successful in obtaining and maintaining the necessary export licenses to conduct operations abroad and the United States government may prevent proposed sales to foreign governments and customers.

•	FLIR faces risks from Brexit (as defined below).

•	FLIR’s earnings and profitability depend, in part, on subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing.

•	FLIR faces risks from currency fluctuations.

•	General economic conditions may adversely affect FLIR’s business, operating results and financial condition.

•	FLIR’s primary markets are volatile and unpredictable.

•	Competition in FLIR’s markets is intense and FLIR’s failure to compete effectively could adversely affect FLIR’s business.

•	FLIR’s products may suffer from defects or errors leading to substantial product liability, damage or warranty claims.

•	Amounts included in FLIR’s backlog may not result in actual revenues or translate into profits.

•	Significant tariffs, restrictions on imports or other trade barriers between the United States and various countries, most significantly China, may impact FLIR’s revenue and results of operations.

•	FLIR’s inability to protect FLIR’s intellectual property and proprietary rights and avoid infringing the rights of others could harm FLIR’s competitive position and FLIR’s business.

•	FLIR’s business could be negatively impacted by cybersecurity threats and other security threats and technology disruptions.

•

FLIR’s future success will depend on FLIR’s ability to respond to the rapid technological change in the markets in which FLIR competes, FLIR’s ability to introduce new or enhanced products and enter into new markets.

Risks Related to the FLIR Acquisition

Risks related to the pending acquisition of FLIR.

On January 4, 2021, we announced our proposed acquisition of FLIR in a cash and stock transaction valued at approximately $8.0 billion (including net debt), which would make the acquisition our largest to date. FLIR designs, develops, manufactures, markets, and distributes technologies that enhance perception and awareness. FLIR provides innovative sensing solutions through thermal imaging, visible-light imaging, video analytics, measurement and diagnostic, and advanced threat detection systems. FLIR offers a diversified portfolio that serves a number of applications in government and defense, industrial, and commercial markets. FLIR, headquartered in Wilsonville, Oregon, will be part of the Digital Imaging segment.

While many of the products made and markets served by FLIR are complementary to Teledyne, the acquisition of FLIR would expand the size of our Digital Imaging segment relative to our other segments. Continued innovation and research and development efforts will be required to maintain FLIR’s leadership position in imaging products. There are numerous risk and uncertainties associated with the acquisition, including:

•

Completion of the acquisition is subject to a number of conditions, some of which are outside of our control, and if any of these conditions are not satisfied or waived, the acquisition will not be completed. Among these conditions are the approval by FLIR’s stockholders of the acquisition, the approval by our stockholders of the issuance of Teledyne stock in the acquisition and the receipt of certain regulatory approvals, including the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and under the antitrust laws of certain non-U.S. jurisdictions.

•

Teledyne’s and FLIR’s existing business relationships with third parties may be disrupted due to uncertainty associated with the acquisition, which could have an adverse effect on the results of operations, cash flows and financial position of the combined company.

•	Failure to complete the acquisition could negatively impact our stock price and our future business and financial results.

•	The merger agreement between Teledyne and FLIR subjects us to restrictions on our activities, such as certain equity issuances during the period while the acquisition is pending.

•

After the acquisition, as a result of the issuance of Teledyne stock in the acquisition to the holders of FLIR stock, Teledyne stockholders will have lower ownership and voting interests in Teledyne than they currently have and will exercise less influence over management.

•	Litigation challenging the acquisition may increase costs and prevent the acquisition from being completed within the expected timeframe, or from being completed at all.

•	Both we and FLIR will incur significant transaction costs in connection with the acquisition.

•	Unplanned future events and conditions could reduce or delay the accretion to earnings that is currently projected by us in connection with the acquisition.

•

Pursuant to the merger agreement we may be required, under certain circumstances related to the termination of the merger agreement, to pay a termination fee to FLIR of $250.0 million, which, if paid, may materially and adversely affect our financial results.

•

We intend to pay the cash portion of the consideration for the acquisition, refinance certain existing indebtedness of us and FLIR, and pay other fees and expenses required to be paid in connection with the acquisition from cash on hand and borrowings. There can be no assurance that we will be able to secure the funds necessary to pay the cash portion of the merger consideration in connection with the acquisition and refinance certain existing indebtedness on acceptable terms, in a timely manner or at all.

•	The COVID-19 pandemic may delay or prevent the completion of the acquisition.

•	After completion of the acquisition, we may fail to realize the anticipated benefits and cost savings of the transaction, which could adversely affect the value of our common stock.

•	The future results of the combined company may be adversely impacted if we do not effectively manage our expanded operations following completion of the acquisition.

•

Both Teledyne and FLIR may have difficulty retaining, motivating, and attracting executives and other employees in light of the pending acquisition, including those experienced with post-acquisition integration, and failure to do so could seriously harm the combined company.

•

The effects of the COVID-19 pandemic could adversely affect the business, results of operations and financial condition of Teledyne, FLIR and the combined company following the completion of the acquisition.

•

The market price of our common stock may decline as a result of the acquisition if, among other things, the combined company does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial or industry analysts, or if the effect of the acquisition on the combined company’s financial results is not consistent with the expectations of financial or industry analysts.

The incurrence by us of substantial indebtedness in connection with the financing of the acquisition, along with the planned assumption of FLIR’s existing senior notes may have an adverse impact on our liquidity, limit our flexibility in responding to other business opportunities and increase our vulnerability to adverse economic and industry conditions.

Teledyne expects to incur a significant amount of indebtedness in connection with the financing of the FLIR Acquisition, which we expect will be funded using borrowings along with cash on hand. We may also incur additional indebtedness through the planned assumption of FLIR’s existing senior notes. The use of indebtedness to finance the acquisition will reduce our liquidity and could cause us to place more reliance on cash generated from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow for working capital and capital expenditure needs or to pursue other potential strategic plans. We expect that the agreements we will enter into with respect to the indebtedness we will incur to finance the acquisition or in connection with the planned assumption of FLIR’s existing senior notes will contain negative covenants, that, subject to certain exceptions, will include limitations on indebtedness, liens, dispositions, investments and mergers and other fundamental changes. Our ability to comply with these negative covenants can be affected by events beyond our control. The indebtedness and these negative covenants will also have the effect, among other things, of limiting our ability to obtain additional financing, if needed, limiting our flexibility in the conduct of our business and making us more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of the negative covenants could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on our business, financial condition or operating results.

Following completion of the acquisition, the credit rating of the combined company could be downgraded and/or the combined company may fail to obtain an investment grade rating, which may increase borrowing costs or could trigger an obligation to make an offer to purchase FLIR’s $500 million senior notes.

By reason of the debt incurred to finance the cash portion of the consideration for the acquisition, the combined company will have a considerably higher level of indebtedness than we and FLIR currently have in the aggregate, and there can be no assurance that the credit ratings of the existing FLIR debt will not be subject to a downgrade below investment grade. If a ratings downgrade were to occur or if the combined company fails to obtain an investment grade rating, the combined company could experience higher borrowing costs in the future and more restrictive debt covenants, which would reduce profitability and diminish operational flexibility. Specifically, in the event that FLIR’s existing senior notes are downgraded below investment grade as a result of the acquisition, the terms of these notes will require the combined company to commence a change of control offer after the closing of the acquisition.

Because of higher debt levels, we may not be able to service our debt obligations in accordance with the terms contained in the agreements.

Our ability to meet our expense and debt service obligations contained in the agreements we expect to enter into with respect to the indebtedness we will incur to finance the acquisition will depend on our available cash and its future performance, which will be affected by financial, business, economic and other factors, including potential changes in laws or regulations, industry conditions, industry supply and demand balance, customer preferences, the success of our products and pressure from competitors. If we are unable to meet our debt service obligations after the acquisition or should we fail to comply with our financial and other negative covenants contained in the agreements governing our indebtedness, we may be required to refinance all or part of our debt, sell important strategic assets at unfavorable prices, incur additional indebtedness or issue common stock or other equity securities. We may not be able to, at any given time, refinance our debt, sell assets, incur additional indebtedness or issue equity securities on terms acceptable to us, in amounts sufficient to meet our needs. If we are able to raise additional funds through the issuance of equity securities, such issuance would also result in dilution to our stockholders. Our inability to service our obligations or refinance our debt could have a material and adverse effect on our business, financial condition or operating results after the acquisition. In addition, our debt obligations may limit our ability to make required investments in capacity, technology or other areas of our business, which could have a material adverse effect on our business, financial condition or operating results.

If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will be required to redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date, and, as a result, holders of such notes may not obtain their expected return on the notes.

We may not consummate the FLIR Acquisition within the timeframe specified under “Description of the Notes—Special Mandatory Redemption,” or the Merger Agreement may be terminated according to its terms. Our ability to consummate the FLIR Acquisition is subject to customary closing conditions over which we have limited or no control. If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will be required to redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date. If we redeem the notes pursuant to the special mandatory redemption, you may not obtain your expected return on the notes. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provision if the closing of the FLIR

Acquisition occurs within the specified timeframe, nor will you have any right to require us to redeem your notes if, between the closing of the notes offering and the closing of the FLIR Acquisition, we experience any changes in our business or financial condition or if the terms of the FLIR Acquisition change.

We may be unable to redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in the event of a special mandatory redemption.

We are not obligated to place the proceeds of the offering of the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in escrow or to provide a security interest in such proceeds, and there are no other restrictions on our use of such proceeds. If we do not complete the FLIR Acquisition on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will be required to redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date. This aggregate redemption price will exceed the net proceeds that we receive from this offering of such series of notes. As such, we may not have sufficient funds to redeem all of the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes as required. See “Description of the Notes—Special Mandatory Redemption.”

After completion of the FLIR Acquisition, we may fail to realize the anticipated benefits and cost savings of the FLIR Acquisition.

The success of the FLIR Acquisition will depend, in significant part, on Teledyne’s ability to realize the anticipated benefits and cost savings from combining the businesses of Teledyne and FLIR. This success will depend largely on Teledyne’s ability to successfully integrate the business of FLIR. If Teledyne is not able to successfully integrate the businesses of FLIR within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the FLIR Acquisition may not be realized fully, or at all, or may take longer to realize than expected, the combined business may not perform as expected and the value of the Teledyne common stock may be adversely affected.

Teledyne and FLIR have operated and, until completion of the FLIR Acquisition, will continue to operate independently, and there can be no assurances that their businesses can be integrated successfully. Teledyne and FLIR will be required to devote significant management attention and resources to integrating their business practices and operations. It is possible that the integration process could result in the loss of key Teledyne or FLIR employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, unexpected integration issues or liabilities, higher than expected integration costs, and an overall post-completion integration process that takes longer than originally anticipated. The difficulties of combining the operations of the companies include, among others:

•	experiencing unforeseen expenses or delays associated with the integration;

•	the integration of certain of the companies’ operations, financial, reporting and corporate functions;

•	integrating the companies’ technologies;

•	integrating FLIR’s suite of imaging sensor products with Teledyne’s product offerings;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers and suppliers;

•	addressing possible differences in corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	moving certain businesses and positions to different locations;

•	coordinating geographically separate organizations; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of either company’s or both companies’ management and resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company. If Teledyne does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of Teledyne and FLIR, then Teledyne may not achieve the anticipated benefits of the FLIR Acquisition on a timely basis or at all and Teledyne’s revenue, expenses, operating results and financial condition could be materially and adversely affected.

The unaudited pro forma condensed combined financial statements to be included in this prospectus supplement are based on a number of preliminary estimates and assumptions and the actual results of operations and financial position of the combined company after the FLIR Acquisition may differ materially.

The unaudited pro forma condensed combined financial statements in this prospectus supplement are based on the historical financial statements of Teledyne and FLIR after giving effect to the FLIR Acquisition and the assumptions and adjustments as discussed in the unaudited pro forma condensed combined financial statements.

Such pro forma condensed combined financial statements are subject to numerous risks and uncertainties, rely on a number of assumptions and are not a guarantee of future performance. The assumptions used in preparing the pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the proposed transactions contemplated by the Merger Agreement. The results indicated in the unaudited pro forma condensed combined financial information may not be realized and future financial results may materially vary from the unaudited pro forma condensed combined financial statements.

Risks Related to the Notes

The notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

The notes are obligations exclusively of Teledyne Technologies Incorporated and are not the obligations of any of our subsidiaries. We have significant operations conducted through our subsidiaries. As a result, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Our subsidiaries are not prohibited from incurring debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations.

As of January 3, 2021, our subsidiary Teledyne Netherlands B.V. had approximately $150 million of indebtedness outstanding under the 2019 Term Loan Credit Agreement (the repayment of which is guaranteed by Teledyne Technologies Incorporated). In addition, approximately $500 million of NPA Notes were outstanding as of January 3, 2021 (translated into approximately $464 million at time of issuance). The NPA Notes are either held by directly by Teledyne Technologies Incorporated and guaranteed by certain its subsidiaries or are held directly by Teledyne Netherlands B.V. As of January 3, 2021, none of our subsidiaries had secured indebtedness.

Teledyne recently took a number of actions to restructure the subsidiary guarantor structure and to reduce the amount of indebtedness held by subsidiaries. As further described in “Description of Other Teledyne Indebtedness – Redemption of Outstanding NPA Notes”, Teledyne has issued an irrevocable notice of prepayment to the holders of the NPA Notes that provides that Teledyne Technologies Incorporated will repay the NPA Notes in full on March 17, 2021 and any related subsidiary guarantees will be automatically released. In addition, as part of the changes to Teledyne’s credit agreements in anticipation of the closing of the FLIR Acquisition, all subsidiary guarantors were cancelled and released. Within 30 days after the closing of the Mergers, Teledyne FLIR will become a subsidiary guarantor of Teledyne’s obligations under the Amended and Restated Revolving Credit Agreement. In addition, Teledyne Technologies Incorporated will also agree to guarantee repayment of Teledyne FLIR, LLC’s obligations under the FLIR Notes.

Finally, while both Teledyne Netherlands, B.V. and Teledyne Digital Imaging, Inc. are designated borrowers under the Amended and Restated Revolving Credit Agreement, Teledyne does not have any intention to cause the designated borrowers to borrow any amounts under the Amended and Restated Revolving Credit Agreement in the future.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will be effectively subordinated in right of payment to any secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are insufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of January 3, 2021, we had no outstanding secured indebtedness.

There are limited covenants in the indenture that will govern the notes.

The indenture that will govern the notes contains limited covenants, including those restricting our ability to incur secured indebtedness, enter into certain sale and lease-back transactions or enter into consolidations, mergers or sales of all or substantially all of our assets. The restrictions on secured indebtedness and sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Additional debt offerings may have adverse consequences to you.

We may incur additional indebtedness in the future, which may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes as a result of additional interest payment expenses, a loss in the trading value of your notes and a risk that the credit rating of your notes may be lowered.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

Upon the occurrence of a Change of Control Triggering Event (as defined below), you will have the right to require us to repurchase the notes as provided in the indenture and the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control (as defined below) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in the notes. We will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase. See “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.” However, we may not have sufficient funds to make the required repurchase of the notes. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes which could have material adverse consequences for us and holders of the notes. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of the offer for repurchase of all or a portion of the notes held by such holder may be impacted.

Changes in our credit ratings may adversely affect the value of the notes.

Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes.

These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

There are no established trading markets for the notes and none may develop.

There are currently no established trading markets for the notes and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes of each series after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of any trading market for the notes or that active markets will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. Even if active markets do develop, they may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at discounts from their initial offering prices, depending on the markets for similar securities, our results of operations and financial condition, general economic conditions and other factors.

Our 2021 Term Loan Credit Agreement, Amended and Restated Revolving Credit Agreement and 2019 Term Loan Credit Agreement contain financial covenants and covenants that may limit our operations. Our failure to comply with these covenants could result in the acceleration of our obligations under these credit facilities.

Our 2021 Term Loan Credit Agreement, Amended and Restated Revolving Credit Agreement and 2019 Term Loan Credit Agreement contain certain covenants restricting our operations. We are also subject to financial covenants. Our ability to meet the financial covenants or requirements in our credit agreement may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions contained in the credit facilities could result in an event of default under these credit facilities. Upon the occurrence of an event of default, and the expiration of any grace periods, the lenders could elect to declare all amounts outstanding under these credit facilities, together with accrued interest, to be immediately due and payable. If this were to occur, our assets may not be sufficient to fully repay the amounts due under our credit facilities or our other indebtedness, including the notes.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market value of your notes may decline.

Selected FLIR Risk Factors

The selected FLIR risk factors are from FLIR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is not incorporated by reference in this prospectus supplement.

Risks Related to FLIR’s Business

FLIR depends on the United States government for a material portion of its business and changes in government spending could adversely affect FLIR’s business.

FLIR derives significant revenue from contracts or subcontracts funded by United States government agencies. A significant reduction in the purchase of FLIR’s products by these agencies or contractors for these agencies would have a material adverse effect on FLIR’s business. The funding of contracts awarded to FLIR depends on the overall United States government budget and appropriations process, which is beyond FLIR’s control. A failure to pass budget appropriations, adopt continuing funding resolutions or other budgetary decisions limiting or delaying federal government spending, could reduce government spending on FLIR’s products and services and have a material adverse effect on FLIR’s business and FLIR’s operating results.

In addition, at its discretion, the United States government may change its spending priorities and/or terminate, reduce or modify contracts. Substantial uncertainty exists in the spending levels and priorities of the United States government, particularly with respect to military expenditures. Continued and further reductions in military spending could have a material adverse effect on FLIR’s results from operations.

Considerable uncertainty exists regarding how future budget and program decisions will unfold, including the defense spending priorities of the United States government agencies. Any failure by the United States government to timely enact annual appropriations bills could restrict new contract or program starts, presenting resource allocation challenges and placing limitations on some planned program budgets. FLIR may also face another United States government shutdown of unknown duration. If a prolonged government shutdown of the Department of Defense were to occur, it could result in program cancellations, disruptions and/or stop work orders and could limit the United States government’s ability effectively to progress programs and to make timely payments, limit FLIR’s ability to obtain necessary export licenses to ship internationally, and limit FLIR’s ability to perform on FLIR’s United States government contracts and successfully compete for new work. Consequently, significant delays or reductions in appropriations; long-term funding under a continuing resolution; an extended debt ceiling breach or government shutdown; and/or future budget and program decisions, among other items, may negatively impact FLIR’s business and could have a material adverse effect on FLIR’s financial condition and results of operations.

As a United States government supplier, FLIR is subject to a number of procurement rules and regulations.

As a government contractor, FLIR must comply with specific procurement regulations and other requirements and FLIR has been, and expect to continue to be, subject to routine and non-routine audits and investigations by United States government agencies. Government contract laws and regulations affect how FLIR does business with FLIR’s customers and impose certain risks and costs on FLIR’s business. U.S. government agencies, including the Defense Contract Audit Agency, the Defense Contract Management Agency and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. They also review the adequacy of the contractor’s compliance with government standards for its business systems. Adverse findings in these investigations, audits, or reviews can lead to criminal, civil or administrative proceedings, and the Company could face disallowance of previously billed costs, penalties, fines, compensatory damages and suspension or debarment from doing business with governmental agencies. Due to the Company’s reliance on government contracts, adverse findings could also have a material impact on the Company’s business, including its financial position, results of operations and cash flows.

In addition, violations of these regulations or other unrelated laws and statutes can lead to debarment and other penalties as well as have a material adverse effect on FLIR’s ability to compete for future contracts and orders. If FLIR fails to comply with procurement rules and regulations and other laws and statutes, the results could include: reductions in the value of contracts; contract modifications or termination; the assessment of penalties and fines; and/or suspension or debarment from United States government contracting or subcontracting for a period of time or permanently. An adverse action by the United States government could also result in lost sales to non-governmental customers who might disqualify FLIR as a result of such adverse action. The impairment or loss of FLIR’s government contracts could have a material adverse effect on FLIR’s business.

Operating margins may be negatively impacted by reduction in sales or by a change in the mix of products sold.

FLIR’s expense levels are based, in part, on FLIR’s expectations regarding future sales and these expenses are largely fixed in the short term. Some expenses, such as those related to research and development activities, would likely be maintained in the event of a sales downturn in order to maintain and enhance FLIR’s long-term competitiveness. FLIR maintain inventories of finished goods, components and raw materials at levels FLIR believes are necessary to meet anticipated sales. Accordingly, FLIR may not be able to reduce FLIR’s costs in a timely manner to compensate for any unexpected shortfall between forecasted and actual sales. Any significant shortfall of sales may result in FLIR carrying higher levels of inventories of finished goods, components and raw materials thereby increasing FLIR’s risk of inventory obsolescence and corresponding inventory write-downs and write-offs.

FLIR’s fixed costs, including facilities and information technology costs, compliance and public company costs, and depreciation and amortization related to previous acquisitions and capital expenditures, are significant and are difficult to reduce in the short term. FLIR’s operating margins vary by product and substantial changes in the mix of products sold could also have a negative impact on FLIR’s operating margins.

FLIR may experience impairment in the value of FLIR’s tangible and intangible assets.

FLIR’s industry is subject to rapid changes in technology, which may result in unexpected obsolescence or impairment of FLIR’s assets. FLIR’s intangible assets, including goodwill, represent a significant portion of FLIR’s total assets. Most of these intangibles are the result of acquisitions in which the purchase price exceeded the value of the tangible assets acquired. FLIR amortize certain of these intangibles over their anticipated useful life and review goodwill and indefinite-lived intangible assets for impairment annually or more frequently if warranted by events. FLIR has previously experienced impairments and may experience additional impairments in the future. In addition, certain of FLIR’s tangible assets such as inventory and machinery and equipment may experience impairment in their value as a result of events such as the introduction of new products, changes in technology or changes in customer demand patterns. FLIR depreciates FLIR’s machinery and equipment at levels FLIR believes are adequate, but future impairments may materially impact FLIR’s business, financial condition and results of operations.

Unfavorable results of legal proceedings could materially adversely affect us.

FLIR is subject to various legal proceedings and claims that have arisen out of the ordinary conduct of FLIR’s business and are not yet resolved, and additional claims may arise in the future. Results of legal proceedings cannot be predicted with certainty. Regardless of merit, litigation may be both time-consuming and disruptive to FLIR’s operations and could cause significant expense and diversion of management attention. From time to time, FLIR is involved in lawsuits concerning intellectual property, torts, contracts, shareholder litigation, administrative and regulatory proceedings and other matters, as well as governmental inquiries and investigations, the outcomes of which may be significant to FLIR’s results of operations and may limit FLIR’s ability to engage in FLIR’s business activities. In recognition of these considerations, FLIR has and may in the future enter into material settlements to avoid ongoing costs and efforts in defending or pursuing a matter. Should FLIR fail to prevail in certain matters, or should several of these matters be resolved against FLIR in the same reporting period, FLIR may be faced with significant monetary damages or injunctive relief against FLIR that could adversely affect FLIR’s business, financial condition, operating results and cash flows. While FLIR has insurance related to FLIR’s business operations, it may not apply to or fully cover liabilities FLIR incurs as a result of these lawsuits. FLIR records accruals for liabilities where FLIR believes a loss to be probable and reasonably estimable. However, FLIR’s actual costs may differ materially from these estimated liabilities.

FLIR faces risks from international sales and business activities.

FLIR markets and sell FLIR’s products worldwide and international sales have accounted for, and are expected to continue to account for, a significant portion of FLIR’s revenue. FLIR also manufactures certain products and subassemblies in Europe and FLIR has several contract manufacturing agreements with third parties in Europe and in Asia. Certain of these products, particularly FLIR’s thermal and infrared products, are subject to substantial government regulation and licensing and end use restrictions throughout the world. FLIR’s international business activities are subject to a number of risks, including:

•	the imposition of and changes to governmental licensing restrictions and controls impacting FLIR’s technology and products;

•

restrictions and prohibitions on the export of technology and products, including any applicable changes in regulation prohibiting the sale of certain of FLIR’s products to certain end users without a license;

•	international trade restrictions, such as imposition of bans on sales of goods or services to one or more of FLIR’s significant foreign customers;

•	difficulty in collecting receivables and governmental restrictions with respect to currency;

•	inadequate protection of intellectual property;

•	labor union activities;

•	changes in tariffs and taxes;

•	restrictions on repatriation of prior earnings;

•	restriction on the importation and exportation of goods and services;

•

risks, costs, impacts and obligations associated with the United States Foreign Corrupt Practices Act (“FCPA”), and other anti-bribery and anti-corruption laws applicable to us, and laws applicable to global trade and United States exports and costs and penalties from violations of such laws and related regulations, including the costs associated with required remedial and other increased compliance activity;

•	difficulties in staffing and managing international operations;

•

instability in economic or political conditions, inflation, recession, actual or anticipated military or political conflicts, and potential impact due to the exit of the United Kingdom (the “U.K.”) from the European Union (the “EU”), colloquially referred to as “Brexit”; and

•	complications due to natural, nuclear or other disasters, such as outbreak of coronavirus.

These factors may have an adverse impact on FLIR’s sales and operations, increase FLIR’s cost of doing business or subject FLIR’s business or operations to additional rules, policies and procedures.

The effects of the COVID-19 outbreak could adversely affect FLIR’s business, results of operations, and financial condition.

Throughout 2020 and continuing into 2021, COVID-19 and efforts to contain its spread have resulted in international, national and local border closings and other significant travel restrictions and disruptions, significant disruptions to business operations, supply chains and customer activity, event cancellations and restrictions, service cancellations, reductions and other changes, significant challenges in healthcare service preparation and delivery, quarantines and related government actions and policies, as well as general concern and uncertainty that has negatively affected the U.S. and global economy and financial environments. The ultimate impact of the COVID-19 pandemic on FLIR’s business, results of operations and financial condition is uncertain and difficult to predict, but the COVID-19 pandemic could cause sudden, significant disruptions in FLIR’s business operations, including the following:

•

FLIR has experienced and may continue to experience disruptions in FLIR’s supply chain from the actions of governments or businesses intended to contain or slow the spread of the virus, such as closing factories or other operations that produce components necessary for FLIR’s products, quarantining individuals around major commercial hubs, and/or restricting the transportation of goods and services.

•

FLIR may experience significant workplace disruptions as a result of employees in FLIR’s production facilities becoming sick or are quarantined as a result of exposure to COVID-19, which could necessitate closing such facilities or significantly reducing their output for an extended period.

•	Delays in inspection, acceptance and payment by FLIR’s customers, many of whom are working remotely, could also affect FLIR’s sales and cash flows. Limitations on government operations can also impact regulatory approvals such as export licenses that are needed for international sales and deliveries. In addition, FLIR could experience delays in international orders, many of which require lines of credit from local banks whose operations may be impacted by the COVID-19 pandemic. The Defense Technologies segment has and may continue to experience delays in orders from United States and foreign government agencies, and the Industrial Technologies segment has and may continue to experience a decline in demand for industrial and consumer products that are deemed non-essential. As a result of the COVID-19 crisis, there may be changes in FLIR’s customers’ priorities and practices, as FLIR’s customers confront competing budget priorities and more limited resources. These changes may impact current and future programs, government payments and other practices, procurements, and funding decisions.

•

Pursuant to government closure orders intended to contain or slow the spread of the virus, FLIR has been required to close certain of FLIR’s facilities that perform work that is deemed non-essential. One or more additional facilities could become subject to similar orders, which could further disrupt FLIR’s operations if the work performed at such facilities cannot be conducted remotely, which may necessitate the furloughing of some of FLIR’s employees or a permanent reduction in FLIR’s workforce.

•

If FLIR does not respond appropriately to the pandemic, or if customers do not perceive FLIR’s response to be adequate, FLIR could suffer damage to FLIR’s reputation and FLIR’s brands, which could adversely affect FLIR’s business.

•	Deterioration of worldwide credit and financial markets could adversely affect FLIR’s ability to obtain financing on favorable terms and continue to meet FLIR’s liquidity needs.

In addition, across the globe, the response to the pandemic generally has involved a dramatic, rapid reduction in social and economic activity, which has led to a global recession which could be protracted. The global economic downturn caused by the pandemic could continue to reduce demand for certain other products and services, particularly those with industrial or consumer applications. Furthermore, the resumption of FLIR’s normal business operations after COVID-19-related interruptions may be delayed or constrained by lingering effects of COVID-19 on FLIR’s suppliers, third-party service providers, and/or customers.

FLIR continues to monitor the evolving situation related to COVID-19. The effects described above, alone or taken together, could have a material adverse effect on FLIR’s business, results of operations, legal exposure, or financial condition. A further sustained or prolonged outbreak could exacerbate the adverse impact of such effects. The extent to which COVID-19 impacts FLIR’s operations or financial results will further depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken by governments, businesses and individuals to contain the virus or address its impact, new information which may emerge concerning the severity or treatability of the virus, the successful rollout of vaccines, new strains of the virus and the extent of the economic downturn resulting from the response to the virus, among other factors.

FLIR is subject to numerous regulatory requirements for the export and sale of FLIR’s products and operations worldwide that could adversely affect FLIR’s business.

Compliance with complex foreign and United States laws and regulations that apply to FLIR’s international operations increases FLIR’s cost of doing business both in the United States and in international jurisdictions. These regulations include import and export laws, anti-competition laws, anti-corruption laws, such as the FCPA and the U.K. Bribery Act, and other local laws prohibiting corrupt payments to governmental officials, data privacy requirements, tax laws, and accounting, internal control and disclosure requirements. Violations of these laws and regulations could result in civil and criminal fines, penalties and sanctions against us, FLIR’s officers or FLIR’s employees, prohibitions on the conduct of FLIR’s business and on FLIR’s ability to offer FLIR’s products and services in one or more countries, and could also materially affect FLIR’s reputation, business and results of operations. In certain foreign jurisdictions, there is a higher risk of fraud or corruption and greater difficulty in maintaining effective internal controls and compliance programs. Further, although FLIR has implemented and continue to implement policies and procedures designed to promote compliance with applicable laws and regulations, there can be no assurance that FLIR’s employees, contractors or agents will not violate FLIR’s policies or applicable laws and regulations.

On April 24, 2018, FLIR entered into a Consent Agreement with the United States Department of State’s Directorate of Defense Trade Controls (“DDTC”) to resolve allegations regarding the unauthorized export of technical data and defense services to dual and third country nationals in certain of FLIR’s facilities, the failure to properly use and manage export licenses and export authorizations, and failures to report certain payments under 22 CFR Part 130 in potential violation of the International Traffic in Arms Regulations (“ITAR”). The Consent Agreement has a four-year term and provides for: (i) a civil penalty of $30 million with $15 million of this amount suspended on the condition that the funds have or will be used for Department-approved Consent Agreement remedial compliance measures, (ii) the appointment of an external Special Compliance Official to oversee compliance with the Consent Agreement and the ITAR; (iii) two external audits of FLIR’s ITAR compliance program; and (iv) continued implementation of ongoing remedial compliance measures and additional remedial compliance measures related to automated systems and ITAR compliance policies, procedures, and training. Adverse findings in the audits of FLIR’s ITAR compliance program could materially affect FLIR’s competitive position and cause incurrence of additional expenses in connection with implementation of remedial measures and result in a substantial adjustment to FLIR’s revenue and net income. During the three-month period ended March 31, 2018, FLIR recorded a $15.0 million charge for the portion of the penalty that is not subject to suspension. As of December 31, 2020, the remaining amounts payable of $3.5 million and $3.5 million have been recorded in other current liabilities and other long-term liabilities, respectively. FLIR’s investments to date in remedial compliance measures have been sufficient to cover the $15.0 million suspension amount.

As part of the Consent Agreement, DDTC acknowledged that FLIR voluntarily disclosed certain of the alleged Arms Export Control Act and ITAR violations (which were resolved pursuant to the Consent Agreement), cooperated in DDTC’s review, and instituted a number of compliance program improvements.

In addition, FLIR’s international contracts may include industrial cooperation agreements requiring specific in-country purchases, investments, manufacturing agreements or other financial obligations, known as offset obligations, and may provide for penalties if FLIR fails to meet such requirements. The impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on FLIR’s financial position, results of operations, or cash flows.

FLIR may not be successful in obtaining and maintaining the necessary export licenses to conduct operations abroad and the United States government may prevent proposed sales to foreign governments and customers.

Export licenses and other authorizations may be required from United States government agencies under the ITAR, the Export Administration Regulations (“EAR”), the Office of Foreign Assets Control Regulations, the Trading with the Enemy Act of 1917, the International Emergency Economic Powers Act, the Arms Export Control Act of 1976, and other similar laws and regulations for the sale, use and export of many of FLIR’s products and related data and services. Thermal and infrared products and technical data have been subject to the ITAR and EAR, historically under United States Munitions List (“USML”) Category XII and Commerce Control List (“CCL”) Category 6. The United States government’s export reform effort resulted in the transition of various Company products from the USML to the CCL, shifting the licensing requirements and restrictions for products regulated by the Department of Commerce under the EAR. This transition has increased the licensing requirements and restrictions on some products and reduced the requirements and restrictions on others. FLIR may not be successful in obtaining the necessary licenses from the United States Department of State or Department of Commerce required to conduct FLIR’s business as presently or historically conducted.

The United States export licensing environment has been affected by a number of factors, including the aftermath of 9/11, the rise of terrorism and the changing geopolitical environment, heightened tensions with other countries (which shift and evolve over time), and the United States’ reliance on night-time warfare. Some of these factors have affected the thermal imaging and infrared technology industry overall while others have impacted FLIR directly. In addition, the Consent Agreement and related submissions and other communications concerning FLIR’s licensing posture overall have led to heightened scrutiny of export licenses for products in FLIR’s markets and, in some cases, highlight DDTC’s focus on the manner in which FLIR handles exports of FLIR’s products, technical data and services subject to the ITAR.

In addition, concerns with respect to potential diversion of certain of FLIR’s products to prohibited end users and countries subject to economic and other sanctions implemented by the United States government has caused the United States Department of Commerce Bureau of Industry and Security to restrict FLIR’s ability to sell 9hz thermal products without a license to customers in China not identified on a list maintained by the United States Department of Commerce.

Although FLIR has taken actions and continue to take additional actions necessary to implement policies and procedures to promote an improved compliance culture and programs, during the normal course of FLIR’s business, FLIR has experienced and FLIR expects to continue to experience violations of ITAR and EAR, none of which has been material to the Company to date. Material violations of these legal requirements can be punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts, seizure and forfeiture of unlawful attempted exports, and/or denial of export privileges, as well as other remedial measures. FLIR has established policies and procedures designed to assist us, FLIR’s personnel and FLIR’s agents to comply with applicable U.S. and international laws and regulations. However, FLIR’s policies and procedures may not effectively prevent us, FLIR’s employees and FLIR’s agents from violating these regulations in every transaction in which FLIR may engage, and violations, allegations or investigations of such violations could materially adversely affect FLIR’s reputation, business, financial condition and results of operations. Government agencies might view FLIR’s actions and programs with heightened scrutiny, including as a result of events outside of FLIR’s control. As a result, FLIR may receive more restrictive provisions or limitations on new license requests, wholesale denials of FLIR’s license requests, suspensions or terminations of FLIR’s existing licenses, or delays in receiving new licenses resulting from requests for follow-up information, due diligence requests or additional limitations on FLIR’s sale to third parties. FLIR may be unsuccessful in obtaining necessary licenses required to facilitate FLIR’s international business. Failures to obtain or delays in obtaining licenses may prevent or limit FLIR’s ability to market, sell, export, or transfer FLIR’s products outside the United States and has had and could continue to have a material adverse effect on FLIR’s business and FLIR’s operating results.

FLIR faces risks from Brexit.

Brexit has created uncertainty about the future relationship between the U.K. and the EU. The U.K. formally exited the EU on January 31, 2020. On December 24, 2020, the U.K. and EU announced they had entered into a post-Brexit deal on certain aspects of trade and other strategic and political issues, which relationship became effective on December 31, 2020.

FLIR has significant operations and a substantial workforce in Europe, a portion of which reside in the U.K. and therefore enjoyed certain benefits based on the U.K.’s membership in the EU. FLIR is currently evaluating the potential financial, trade, regulatory and legal implications of the new U.K.-EU trade deal, for FLIR’s U.K. and European business operations, the operations of FLIR’s customers, as well as for global economic conditions and the stability of global financial markets. Additionally, any development that has the effect of devaluing the European euro or British pound sterling could meaningfully reduce the value of FLIR’s assets and reduce the usefulness of liquidity alternatives denominated in that currency, such as FLIR’s multicurrency credit facility. While FLIR has adopted certain operational and financial measures to reduce the risks of doing business internationally, such measures may not allow FLIR to operate without disruption or adverse impact to FLIR’s business and financial results in the affected regions. The long-term effects of Brexit will depend on the efficacy of the new U.K.-EU agreement and continuing resolution of future arrangements between the EU and the U.K., including the U.K.’s access to EU markets.

FLIR’s earnings and profitability depend, in part, on subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing.

FLIR relies on other parties to provide raw materials, and components and subsystems for FLIR’s products and to produce certain products or parts, provide information about the parts or products they supply to us, and perform some of the services FLIR provides to FLIR’s customers, and to do so in compliance with all applicable laws, regulations and contract terms. Disruptions or performance problems caused by FLIR’s subcontractors and suppliers, or a misalignment between FLIR’s contractual obligations to FLIR’s customers and FLIR’s agreement with FLIR’s subcontractors and suppliers, could have various impacts on the company, including on FLIR’s ability to meet FLIR’s commitments to customers.

FLIR’s ability to perform FLIR’s obligations on time could be adversely affected if one or more of FLIR’s subcontractors or suppliers were unable to provide the agreed-upon products, materials or information, or perform the agreed-upon services in a timely, compliant and cost-effective manner or otherwise to meet the requirements of the contract. Changes in political or economic conditions, including changes in defense budgets or credit availability or sanctions, or other changes impacting a subcontractor or supplier (including changes in ownership or operations), as well as their ability to retain talent and other resources, and requirements or changes in requirements imposed on them by other customers, could adversely affect the financial stability of FLIR’s subcontractors and suppliers and/or their ability to perform. The inability of FLIR’s suppliers to perform, or their inability to perform adequately, could also result in the need for FLIR to transition to alternate suppliers, which could result in significant incremental cost and delay or the need for FLIR to provide other resources to support FLIR’s existing suppliers. This risk may increase as the demands grow for FLIR’s subcontractors and suppliers to meet extensive government-related cyber and other requirements.

In connection with FLIR’s U.S. government contracts, FLIR is required to procure certain materials, components and parts from supply sources approved by the customer. FLIR also is facing increased and changing regulatory requirements, both domestically and internationally, many of which apply to FLIR’s subcontractors and suppliers. In some cases, there may be only one supplier, or one domestic supplier, for certain components. If a supplier cannot appropriately meet FLIR’s needs, experiences disruptions to production or is otherwise unavailable or not fully available, FLIR may be unable to find a suitable alternative.

FLIR’s procurement practices are intended to reduce the likelihood of FLIR’s procurement of counterfeit, unauthorized or otherwise non-compliant parts or materials. FLIR relies on FLIR’s subcontractors and suppliers to comply with applicable laws, regulations and contract terms, including regarding the parts or materials FLIR procures from them; in some circumstances, FLIR relies on certifications provided by FLIR’s subcontractors and suppliers regarding their compliance. FLIR also relies on FLIR’s subcontractors and suppliers effectively to mitigate the risk of cyber and security threats or other disruptions with respect to the products, components and services they deliver to FLIR and the information entrusted to them by FLIR or FLIR’s customers and to comply with applicable contractual terms and laws and regulations, including cybersecurity requirements.

If FLIR’s subcontractors or suppliers fail to perform or FLIR is unable to procure, or experience significant delays in deliveries of, needed products, materials or services, or if they do not comply with all applicable laws, regulations, requirements and contract terms, including if what FLIR receives is counterfeit or otherwise improper, FLIR’s financial position, results of operations and/or cash flows could be materially adversely affected.

FLIR faces risks from currency fluctuations.

Historically, currency fluctuations have affected FLIR’s operating results. Changes in the value of foreign currencies in which FLIR’s sales or costs incurred are denominated have in the past caused, and could in the future cause, fluctuations in FLIR’s operating results. FLIR seeks to reduce FLIR’s exposure to currency fluctuations by denominating, where possible, FLIR’s international sales in United States dollars, by balancing expenses and revenues in various currencies and by undertaking limited hedging of forecasted currency exposures. With respect to international sales denominated in United States dollars, a decrease in the value of foreign currencies relative to the United States dollar could make FLIR’s products less price competitive.

General economic conditions may adversely affect FLIR’s business, operating results and financial condition.

FLIR’s operations and performance depend significantly on worldwide economic conditions and their impact on levels of capital investment and consumer spending. Economic factors that could adversely influence demand for FLIR’s products include uncertainty about global economic conditions leading to reduced levels of investment, changes in government spending levels and/or priorities, the size and availability of government budgets, customers’ and suppliers’ access to credit, consumer confidence and other macroeconomic factors affecting government, industrial or consumer spending behavior. In recent years, FLIR’s performance has been negatively impacted by reduced spending by United States government agencies, global economic weakness, and the Eurozone crisis. Continuation of the conditions that led to reduced spending and potential further reductions in spending globally by either consumers or government agencies could have a material adverse effect on FLIR’s business, financial condition and results of operations.

FLIR’s primary markets are volatile and unpredictable.

FLIR’s business depends on the demand for FLIR’s products and solutions in a variety of commercial, industrial and government markets. In the past, the demand for FLIR’s products in these markets has fluctuated due to a variety of factors, some of which are beyond FLIR’s control, including:

•	the timing, number and size of orders from, and shipments to, FLIR’s customers, as well as the relative mix of those orders;

•	variations in the volume of orders for a particular product or product line in a particular fiscal quarter;

•	the size and timing of new contract awards;

•	the timing of the release of government funds for procurement of FLIR’s products; and

•	the timing of orders and shipments within a given fiscal quarter.

Seasonal fluctuations in FLIR’s operating results are an outcome of:

•	the seasonal pattern of contracting by the United States government and certain foreign governments;

•	the desire of customers to take delivery of equipment prior to fiscal year ends due to funding considerations; and

•	the tendency of commercial enterprises to utilize fully annual capital budgets prior to expiration.

Competition in FLIR’s markets is intense and FLIR’s failure to compete effectively could adversely affect FLIR’s business.

Competition in the diverse markets for FLIR’s products is intense. The speed with which companies can identify new applications for thermal imaging, develop products to meet those needs and supply commercial quantities at low prices to the market are important competitive factors. FLIR believes the principal competitive factors in FLIR’s markets are product performance, price, customer service and training, product reputation, and effective marketing and sales efforts. Many of FLIR’s competitors have greater financial, technical, research and development, and marketing resources than FLIR does. All of these factors, as well as the potential for increased competition from new market entrants, require FLIR to continue to invest in, and focus on, research and development and new product innovation. FLIR may be unable to compete effectively in the future and a failure to do so could have a material adverse effect on FLIR’s business, financial condition and results of operations.

FLIR’s products may suffer from defects or errors leading to substantial product liability, damage or warranty claims.

FLIR includes complex system designs and components in FLIR’s products that may contain errors or defects, particularly when FLIR incorporates new technology into FLIR’s products or release new versions. If any of FLIR’s products are defective, FLIR might be required to redesign or recall those products or pay substantial damages or warranty claims. Such an event could result in significant expenses including expenses arising from product liability and warranty claims. It also could disrupt sales and affect FLIR’s reputation and that of FLIR’s products, which could have a material adverse effect on FLIR’s business, financial condition and results of operations. As FLIR expands FLIR’s presence into new markets, FLIR may face increased exposure to product liability claims. FLIR maintain product liability insurance, but it may be insufficient or become unavailable on acceptable terms.

Amounts included in FLIR’s backlog may not result in actual revenues or translate into profits.

Many contracts are subject to cancellation or suspension on short notice at the discretion of the customer, and the contracts in FLIR’s backlog are subject to changes in the scope of services to be provided as well as adjustments to the costs relating to the contract. FLIR has historically experienced variances in the components of backlog related to delivery delays or cancellations resulting from customer-specific circumstances, external market factors and economic factors beyond FLIR’s control, and FLIR may experience more delays or cancellations in the future. Accordingly, FLIR’s backlog may not actually be realized. If FLIR’s backlog fails to materialize, FLIR could experience a reduction in revenues and a decline in profitability, which could result in a deterioration of FLIR’s financial position and liquidity.

Significant tariffs, restrictions on imports or other trade barriers between the United States and various countries, most significantly China, may impact FLIR’s revenue and results of operations.

General trade tensions between the U.S. and China began escalating in 2018, with multiple rounds of U.S. tariffs on Chinese-made goods taking effect. These tariffs currently affect some of the components of FLIR’s products FLIR imports from China, and FLIR may raise FLIR’s prices on those products due to the tariffs or share the cost of such tariffs with FLIR’s customers, which could harm FLIR’s operating performance or cause FLIR’s customers to seek alternative suppliers. While FLIR continues to monitor and evaluate the potential impact of the effective and proposed tariffs as well as other recent changes in foreign trade policy on FLIR’s supply chain, costs, sales and profitability and are considering strategies to mitigate such impact, including reviewing sourcing options and working with FLIR’s vendors and merchants, it is possible that further tariffs may be imposed on FLIR’s other imports, or that FLIR’s business will be impacted by retaliatory trade measures taken by China or other countries in response to existing or future tariffs, causing FLIR to raise prices or make changes to FLIR’s operations, any of which could materially harm FLIR’s revenue or operating results. In addition, FLIR may seek to shift some of FLIR’s manufacturing supply chain to other countries, which could result in disruption to FLIR’s operations.

Risks, Uncertainties and Other Factors Related to FLIR’s Technology and Intellectual Property

FLIR’s inability to protect FLIR’s intellectual property and proprietary rights and avoid infringing the rights of others could harm FLIR’s competitive position and FLIR’s business.

FLIR’s ability to compete successfully and achieve future revenue growth depends, in part, on FLIR’s ability to protect FLIR’s proprietary technology and operate without infringing the rights of others. To accomplish this, FLIR relies on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements and contractual provisions to protect FLIR’s proprietary rights. Many of FLIR’s proprietary rights are held in confidence as trade secrets and are not covered by patents, making them more difficult to protect. Although FLIR currently hold worldwide patents covering certain aspects of FLIR’s technologies and products, and FLIR is actively pursuing additional patents, FLIR cannot be certain that FLIR will obtain additional patents or trademarks on FLIR’s technology, products and trade names. Furthermore, FLIR cannot be certain that FLIR’s patents or trademarks will not be challenged or circumvented by FLIR’s competitors or that measures taken by FLIR to protect FLIR’s proprietary rights will adequately deter their misappropriation or disclosure. Despite FLIR’s efforts to protect FLIR’s intellectual property, it is possible that competitors or other unauthorized third parties may obtain or disclose FLIR’s confidential information, reverse engineer or copy FLIR’s technologies, products or processes, or otherwise misappropriate FLIR’s intellectual property. Any failure by FLIR to protect FLIR’s intellectual property could have a material adverse effect on FLIR’s business, financial condition and results of operations. Moreover, because intellectual property does not necessarily prevent FLIR’s competitors from entering the markets FLIR serves, FLIR may be unable to maintain FLIR’s competitive advantage and FLIR’s competitors might develop capabilities equal or superior to ours.

Litigation over patents and other intellectual property is common in FLIR’s industry. During the normal course of business, FLIR engages in litigation related to FLIR’s patents and other intellectual property and cannot be sure that FLIR will not be subject to such litigation in the future. Similarly, FLIR may assert claims in litigation to protect FLIR’s intellectual property. Lawsuits defending or prosecuting intellectual property claims and related legal and administrative proceedings could result in substantial expense to FLIR and significant diversion of effort of FLIR’s personnel. An adverse determination in a patent suit or in any other proceeding in which FLIR is a party could subject FLIR to significant liabilities, result in the loss of intellectual property rights FLIR claims or impact FLIR’s competitive position. Additionally, an adverse determination could require FLIR to seek licenses from third parties. If such licenses are not available on commercially reasonable terms or at all, FLIR’s business, financial condition and results of operations could be adversely affected, leading to a potential reduction in client base.

FLIR’s business could be negatively impacted by cybersecurity threats and other security threats and technology disruptions.

FLIR faces certain security threats and technology disruptions, including threats to FLIR’s information technology infrastructure, attempts to gain access to FLIR’s or FLIR’s customers’ proprietary or classified information, including intellectual property and technology, threats to the physical security of FLIR’s facilities and employees, threats of terrorism events, and failures of FLIR’s technology tools and systems. FLIR is subject to laws and rules issued by various agencies concerning safeguarding and maintaining infrastructure and physical security and information confidentiality. FLIR’s information technology networks and related systems are critical to the operation of FLIR’s business and essential to FLIR’s ability to successfully perform day-to-day operations. FLIR is also involved with information technology systems for certain customers and other third parties, for which FLIR faces similar security threats as for FLIR’s own. In particular, cybersecurity threats, such as computer viruses, spyware and malware, attempts to access information, denial of service attacks and other electronic security breaches-, are persistent and evolve quickly. Such threats have increased in frequency, scope and potential impact in recent years.

Further, a variety of technological tools and systems, including both company-owned information technology and technological services provided by outside parties, support FLIR’s critical functions. These technologies, as well as FLIR’s products, are subject to failure and the user’s inability to have such technologies properly supported, updated, expanded or integrated into other technologies and may contain open source and third party software which unbeknownst to FLIR may contain defects or viruses that pose unintended risks to FLIR’s customers. If not effectively mitigated or controlled, these risks could materially harm FLIR’s business or reputation. While FLIR believes that FLIR has implemented appropriate measures, controls, and risk transfer mechanisms designed to protect customer information and prevent data breaches, such actions may not prevent disruptions to critical systems, unauthorized release of confidential information, corruption of data, or financial loss.

FLIR requires user names and passwords in order to access FLIR’s information technology systems. FLIR uses encryption and authentication technologies designed to secure the transmission and storage of data and prevent access to FLIR’s data or accounts. These security measures are subject to third-party security breaches, employee error, malfeasance, faulty password management or other irregularities. For example, third parties may attempt to induce by fraud employees or customers into disclosing user names, passwords or other sensitive information, which may in turn be used to access FLIR’s information technology systems. These security systems cannot provide absolute security. A material breach of FLIR’s systems where FLIR was unable to protect sensitive data could materially damage business partner and customer relationships, and curtail or otherwise impact the use of FLIR’s information technology systems. Moreover, a security breach of FLIR’s information technology system that affects FLIR’s computer systems or results in the release of personally identifiable or other sensitive information of customers, business partners, employees and other third parties, could materially damage FLIR’s reputation and brand, result in a decrease of the use of FLIR’s products and services, and expose FLIR to a risk of loss, litigation and potential liability.

Cybersecurity or other security threats and technology disruptions could disrupt FLIR’s operations and customer and other third party information technology systems. They also could require significant management attention and resources, negatively impact FLIR’s reputation among FLIR’s customers and the public and challenge FLIR’s eligibility for future work on sensitive or classified systems, which could have a material adverse effect on FLIR’s business, financial condition and results of operations.

FLIR’s future success will depend on FLIR’s ability to respond to the rapid technological change in the markets in which FLIR competes, FLIR’s ability to introduce new or enhanced products and enter into new markets.

The markets in which FLIR competes are characterized by rapid technological developments and frequent new product introductions, enhancements and modifications. FLIR’s ability to develop new products and technologies that anticipate changing customer requirements, reduce costs and otherwise retain or enhance FLIR’s competitive position in existing and new markets will be an important factor in FLIR’s future results from operations. FLIR will continue to make substantial capital expenditures and incur significant research and development costs to improve FLIR’s manufacturing capability, reduce costs, and develop and introduce new products and enhancements. If FLIR fails to develop and introduce new products and technologies in a timely manner, FLIR’s business, financial condition and results of operations would be adversely affected. In addition, FLIR’s new products and technologies may not be successful and FLIR’s customers may not accept FLIR’s new products.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $      billion (after deducting the underwriting discounts and estimated offering expenses).

We intend to use the net proceeds from the sale of the notes, together with cash on hand, to (i) fund a portion of the purchase price for the FLIR Acquisition, (ii) pay fees and expenses in connection with the FLIR Acquisition, and (iii) repay indebtedness under our Amended and Restated Revolving Credit Agreement, including the amount we intend to borrow to repay approximately $500 million of our outstanding notes issued pursuant to previous note purchase agreements (translated into approximately $464 million at time of issuance), for which we have issued an irrevocable Prepayment Notice.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

The completion of this offering is not contingent on the closing of the FLIR Acquisition. If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms, we will redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption” in this prospectus supplement.

Certain of the underwriters or their affiliates are lenders under our Amended and Restated Revolving Credit Agreement. In addition, affiliates of certain of the underwriters or their affiliates are agents with respect to our Amended and Restated Revolving Credit Agreement. Accordingly, certain of the underwriters or their affiliates will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and capitalization on:

•	an actual basis as of January 3, 2021 (our fiscal year end);

•

on an as adjusted basis as of January 3, 2021 after giving effect to this offering and the use of proceeds to repay the amount we intend to borrow under our Amended and Restated Revolving Credit Agreement to prepay the NPA Notes, but not giving effect to paying cash and a portion of the proceeds to pay the cash portion of the consideration for the FLIR Acquisition; and

•

the pro forma as adjusted basis as of January 3, 2021 after giving effect to the FLIR transactions, including this offering and the use of proceeds from this offering as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” as well as our consolidated financial statements and the related notes and the consolidated financial statements and related notes of FLIR incorporated by reference into this prospectus supplement. You should also read this table in conjunction with the unaudited pro forma condensed combined financial statements included in this prospectus supplement. You should not place undue reliance on the pro forma as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included therein.

	As of January 3, 2021
($ in millions)	Actual	As Adjusted	Pro Forma As Adjusted
Cash and cash equivalents	$673.1

Long term debt (including current portion):
Bridge Facility (1)
Credit Facility (2)	$125.0
Term Loans (3)
2019 Term Loan (3)	150.0
2021 Term Loan (4)
3.09% Fixed Rate Senior Notes due December 2021 (5)	95.0	—
3.28% Fixed Rate Senior Notes due November 2022 (5)	100.0	—
0.70% €50 Million Fixed Rate Senior Notes due April 2022 (5)	61.1	—
0.92% €100 Million Fixed Rate Senior Notes due April 2023 (5)	122.1	—
1.09% €100 Million Fixed Rate Senior Notes due April 2024 (5)	122.1	—
Offered Notes:
% Notes due 2023, offered hereby
% Notes due 2024, offered hereby
% Notes due 2026, offered hereby
% Notes due 2028, offered hereby
% Notes due 2031, offered hereby

	As of January 3, 2021
($ in millions)	Actual	As Adjusted	Pro Forma As Adjusted
FLIR Notes
Other	$4.0
Debt issuance costs	(0.8)

Total Debt	$778.5
Total Equity	$3,228.6

Total Capitalization	$4,007.1

(1)

We entered into a commitment letter dated January 4, 2021 that provides for the $4.5 billion senior 364-day Bridge Facility, of which none has been currently funded. We may draw under the Bridge Facility to fund the FLIR Acquisition subject to various conditions. The commitments under the 2021 Term Loan Credit Agreement, described below, replaced $1.0 billion of commitments under the Bridge Facility. The net proceeds from the offering of the notes hereby will replace and terminate the remaining commitments under the Bridge Facility.

(2)

As of January 3, 2021, we had $750.0 million of borrowing capacity under the Amended and Restated Revolving Credit Agreement. Effective on the closing of the FLIR Acquisition, our borrowing capacity will increase to $1,150.0 million. At January 3, 2021, we had $27.7 million in outstanding letters of credit.

(3)	Teledyne and its subsidiary, Teledyne Netherlands B.V., as borrowers, have borrowed $150 million of term loans under the 2019 Term Loan Credit Agreement.
(4)

On March 4, 2021, Teledyne, as borrower, entered into the 2021 Term Loan Credit Agreement with the several banks and other financial institutions from time to time parties thereto as lenders and Bank of America, N.A., as administrative agent. The credit facilities under the 2021 Term Loan Credit Agreement replace $1.0 billion of the commitments of the Initial Bridge Lender under the Bridge Facility Commitment Letter.

(5)

Teledyne and Teledyne Netherlands, B.V. are parties to various outstanding notes in an aggregate amount of $500 million issued and outstanding as of January 3, 2021, as reflected above, (translated amount of approximately $464 million at time of issuance) under three existing Note Purchase Agreements. Teledyne delivered the irrevocable Prepayment Notice to the holders of the outstanding notes. The Prepayment Notice provides that Teledyne and Teledyne Netherlands, B.V. will prepay the outstanding NPA Notes on March 17, 2021 in an amount equal to the principal balance, accrued interest and a make-whole amount calculated under each applicable Note Purchase Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Teledyne and FLIR, adjusted to give effect to the FLIR Acquisition. The unaudited pro forma combined statement of income for the fiscal year ended January 3, 2021 gives effect to the transaction as if it occurred on December 30, 2019. The unaudited pro forma combined balance sheet as of January 3, 2021 gives effect to the transaction as if it occurred on January 3, 2021. Teledyne and FLIR have different fiscal years. Teledyne’s fiscal year is based on a 52- or 53-week convention ending on the Sunday nearest December 31, whereas FLIR’s fiscal year ends on December 31. Teledyne’s fiscal year 2020 included 53 weeks and ended on January 3, 2021. The unaudited pro forma combined financial information has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Teledyne has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed business combination with FLIR been completed as of the dates indicated. In addition, the unaudited pro forma financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma combined financial information. In many cases, these assumptions were based on preliminary information and estimates and may materially change upon completion of valuation analysis necessary for fair value purchase accounting.

The unaudited pro forma combined financial information were based on and should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

Separate audited consolidated financial statements of Teledyne Technologies Incorporated as of and for the fiscal year ended January 3, 2021 and the related notes, included in the Annual Report on Form 10-K; and

•	Separate audited consolidated financial statements of FLIR Systems, Inc. as of and for the fiscal year ended December 31, 2020 and the related notes, included in the Annual Report on Form 10-K

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED JANUARY 3, 2021

(dollars and shares in millions, except for per share data)	Historical Teledyne Technologies Incorporated	Adjusted Historical FLIR Systems, Inc. (Note 2)	Transaction Accounting Adjustments (Notes 4 and 5)			Pro Forma Combined Company
INCOME STATEMENT DATA
Net sales	$3,086.2	$1,923.7	$—			$5,009.9
Costs and expenses
Cost of sales	1,905.3	939.4	96.1	[A	]	2,940.8
Selling, general and administrative expenses	700.8	667.1	134.1	[B	]	1,502.0

Total costs and expenses	2,606.1	1,606.5	230.2			4,442.8

Operating income (loss)	480.1	317.2	(230.2)			567.1
Interest and debt expense, net	(15.3)	(26.6)	(88.7)	[C	]	(130.6)
Non-service retirement benefit income	12.1	—	—			12.1
Other expense, net	(7.2)	(5.6)	—			(12.8)

Income (loss) before income taxes	469.7	285.0	(318.9)			435.8
Provision (benefit) for income taxes	67.8	72.4	(76.5)	[D	]	63.7

Net income (loss)	$401.9	$212.6	$(242.4)			$372.1

Weighted average common shares outstanding	36.7					46.1

Basic earnings per common share	$10.95					$8.07

Weighted average diluted common shares outstanding	37.9					47.3

Diluted earnings per common share	$10.62					$7.87

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JANUARY 3, 2021

(Dollars in millions)	Historical Teledyne Technologies Incorporated	Adjusted Historical FLIR Systems, Inc. (Note 2)	Transaction Accounting Adjustments (Notes 4 and 6)			Pro Forma Combined Company
BALANCE SHEET DATA
Current Assets
Cash and cash equivalents	$673.1	$297.8	$(691.0)	[E	]	$279.9
Accounts receivable, net	402.0	308.6	—			710.6
Unbilled receivables, net	222.1	45.0	—			267.1
Inventories, net	347.3	472.2	93.7	[F	]	913.2
Prepaid expenses and other current assets	78.1	74.5	—			152.6

Total Current Assets	1,722.6	1,198.1	(597.3)			2,323.4
Property, plant and equipment, net	489.3	297.8	107.0	[G	]	894.1
Goodwill	2,150.0	1,394.4	3,841.6	[H	]	7,386.0
Acquired intangible assets, net	409.7	209.6	2,190.4	[I	]	2,809.7
Prepaid pension assets	67.9	—	—			67.9
Other assets, net	245.3	152.4	—			397.7

Total Assets	$5,084.8	$3,252.3	$5,541.7			$13,878.8

Liabilities and Stockholders’ Equity
Accounts payable	$229.1	$157.6	$—			$386.7
Accrued liabilities	434.2	267.0	(1.0)	[J	]	700.2
Current portion of long-term debt and other debt	97.6	13.5	—			111.1

Total Current Liabilities	760.9	438.1	(1.0)			1,198.0
Long-term debt	680.9	724.9	3,265.0	[K	]	4,670.8
Other long-term liabilities	414.4	205.9	578.9	[J	]	1,199.2

Total Liabilities	$1,856.2	$1,368.9	$3,842.9			$7,068.0

Commitments and Contingencies
Stockholders’ Equity
Common Stock, par	$0.4	$—	$0.1	[L	]	$0.5
Additional paid-in capital	389.9	31.8	3,640.1	[L	]	4,061.8
Retained Earnings	3,327.9	2,017.1	(2,106.9)	[L	]	3,238.1
Treasury stock	(59.5)	(7.5)	7.5	[L	]	(59.5)
Accumulated other comprehensive income	(430.1)	(158.0)	158.0	[L	]	(430.1)

Total Stockholders’ Equity	3,228.6	1,883.4	1,698.8			6,810.8

Total Liabilities and Stockholders’ Equity	$5,084.8	$3,252.3	$5,541.7			$13,878.8

See accompanying “Notes to Unaudited Pro Forma Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1: Description of Transaction

On January 4, 2021, Teledyne and FLIR entered into the Merger Agreement, pursuant to which Teledyne will acquire FLIR. The Merger Agreement provides for a business combination in which Merger Sub I will merge with and into FLIR, with FLIR surviving as a wholly owned subsidiary of Teledyne, and immediately following the completion of the First Merger, FLIR will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing as a wholly owned direct subsidiary of Teledyne. Pursuant to the Merger Agreement, each share of FLIR common stock that is issued and outstanding immediately prior to the completion of the FLIR Acquisition will convert into the right to receive (i) $28.00 in cash and (ii) 0.0718 shares of Teledyne common stock. The FLIR Acquisition is expected to be completed in the second or third quarter of 2021.

Note 2: Basis of Presentation

The unaudited pro forma combined financial information with respect to the proposed business combination with FLIR was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Teledyne being the accounting acquirer, used the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and is based on the historical financial statements of Teledyne and FLIR. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. Teledyne prepared the unaudited pro forma combined financial information by adjusting FLIR’s assets and liabilities to their estimated fair values based on FLIR’s public financial information and preliminary valuation work. The final allocation of the purchase price will be determined after completion of the merger and conclusion of the necessary valuation work. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Teledyne. Upon completion of the FLIR Acquisition, Teledyne will perform a detailed review of FLIR’s accounting policies. As a result of that review, Teledyne may identify differences in accounting policies that would materially impact the presentation of the consolidated financial statements of the combined company.

Reclassifications made to FLIR’s historical consolidated statements of income for the year ended December 31, 2020 to conform to Teledyne’s presentation:

•	Reclassification of amortization expense of $37.3 million reported as cost of goods sold to selling, general and administrative expenses.

(dollars in millions)	FLIR Historical	Adjustments	FLIR Adjusted Historical
Year ended December 31, 2020
Cost of sales(1)	$976.7	$(37.3)	$939.4
Selling, general and administrative(1)	$629.8	$37.3	$667.1

(1)

Teledyne reports its cost and expenses in two categories: cost of sales and selling, general, and administrative. FLIR historical results reported cost of goods sold (labeled as cost of sales above) and operating expenses separately. FLIR’s fiscal year 2020 operating expenses consisted of research and development expense of $210.2 million, selling, general and administrative expense of $389.1 million, and restructuring expenses of $30.5 million, which totaled to $629.8 million of total operating expenses. Teledyne classified this $629.8 million of operating expenses within the caption selling, general and administrative financial statement to conform to Teledyne’s presentation.

Adjustments made to FLIR’s historical consolidated balance sheet as of December 31, 2020 to conform to Teledyne’s presentation:

•	Reclassification of demonstration units of $30.1 million reported as prepaid expenses and other current assets to property, plant and equipment, net.

•	Reclassification of unbilled receivables of $45.0 million reported as accounts receivable, net to unbilled receivables, net.

(dollars in millions)	FLIR Historical	Adjustments	FLIR Adjusted Historical
As of December 31, 2020
Accounts receivable, net	$353.6	$(45.0)	$308.6
Unbilled receivables, net	$—	$45.0	$45.0
Prepaid expenses and other current assets	$104.6	$(30.1)	$74.5
Property, plant and equipment	$267.7	$30.1	$297.8

Note 3: Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma combined financial statements for the proposed business combination with FLIR are those set out in Teledyne’s Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Based on a preliminary review of FLIR’s accounting policy disclosures as set forth in FLIR’s Annual Report on Form 10-K for the year ended December 31, 2020, Teledyne has not identified any material differences in accounting policy elections that impact these unaudited pro forma combined financial statements.

Note 4: Purchase price accounting and estimated merger consideration

The unaudited pro forma combined balance sheet has been adjusted to reflect preliminary allocation of the estimated purchase price to acquire FLIR’s identifiable assets and assume its liabilities, with the excess recorded as goodwill. The preliminary purchase price allocation in this unaudited pro forma combined financial information is based upon an estimated purchase price of $7.7 billion as primarily determined by the estimated value of $56.00 multiplied by FLIR’s estimated 131.2 million shares in part by cash settlement of $28.00 per share and issuance of 0.0718 shares of Teledyne common stock to be issued at an estimated 5-day weighted average share price reflecting an additional $28.00 per share in value.

The pro forma purchase price adjustments are preliminary and are subject to change based on the stock price of Teledyne, as well as the actual net tangible and intangible assets and liabilities that exist on the closing date of the merger. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration will be measured on the closing date of the proposed business combination at the then-current market price. This requirement will result in a per share equity component different from the share price assumed in these unaudited pro forma combined financial statements and that difference may be material. From December 31, 2020 to March 1, 2021, the daily close of Teledyne’s stock price has ranged from $356.17 to $408.51, which was within 10% of the $389.95 per share price used in the calculation below. A 10% increase (or decrease) to the Teledyne share price would increase (or decrease) the estimated purchase price and goodwill by approximately $367.2 million.

(Dollars and shares in millions, except per share amounts and exchange ratio)	Amount
Number of FLIR common stock shares outstanding as of December 31, 2020	131.2
Cash settlement of FLIR common stock shares at $28.00 per share	$3,672.3
Exchange ratio(1)	0.0718
Number of Teledyne shares issued for FLIR outstanding common stock	9.4
Fair value of Teledyne common stock issued for FLIR outstanding common stock(2)	$3,672.1
Number of FLIR stock awards outstanding as of December 31, 2020
Stock options	1.3
Restricted stock units	1.9
Cash settlement of FLIR stock awards
Stock options(3)	$34.2
Restricted stock units at $56.00 per share(4)	$106.0
FLIR debt repayment	$245.9
Total Consideration	$7,730.5

(1)	The exchange ratio is equal to 0.0718 in accordance with the Merger Agreement.
(2)

Estimated price of Teledyne common stock determined by calculating a 5-day weighted average of closing stock price as of December 31, 2020 of $389.95 per equivalent FLIR share as determined by the exchange ratio.

(3)

Cancellation of FLIR’s outstanding stock options and cash settled at $56.00 per available share less the exercise price under the award agreement. Weighted average exercise price as noted in the merger agreement is $28.99.

(4)	Cancellation of outstanding FLIR Restricted Stock Units and cash settled at $56.00 per available share under the award agreement.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Teledyne, as if the merger had occurred on January 3, 2021:

(Dollars, in millions)	Amount
Current assets, including cash acquired	$1,291.9
Property, plant and equipment	404.8
Goodwill	5,236.0
Intangible assets	2,400.0
Other assets	152.4

Total Assets	$9,485.1

Total debt	$529.7
Other liabilities assumed	1,224.9

Total Liabilities	$1,754.6

Total Consideration	$7,730.5

The final allocation of the purchase price will be determined after completion of the merger and conclusion of the necessary valuation work. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

During fiscal year 2018, the Swedish Tax Authority (“STA”) issued a reassessment of tax for the year ending December 31, 2012 to one of FLIR’s non-operating subsidiaries in Sweden. The reassessment concerns the use of tax credits applied against capital gains pursuant to European Union Council Directive 2009/133/EC, commonly referred to as the EU Merger Directive, and assesses taxes and penalties totaling approximately $365.7 million (Swedish kroner 3.0 billion) as of December 31, 2020. On March 26, 2020, FLIR received an adverse judgment from the First Instance Court of Sweden (the “Court”) regarding the STA’s reassessment. FLIR does not agree with the Court’s ruling, continues to believe the STA’s arguments in the reassessment are not in accordance with Swedish tax regulations or the treaty for the avoidance of double taxation between Sweden and Belgium, and has appealed the decision to the Administrative Court of Appeal in Stockholm. Consequently, no adjustment to FLIR’s unrecognized tax benefits has been recorded in relation to this matter in FLIR’s historical financial statements. No adjustments have been made for this Swedish tax matter in Teledyne’s current preliminary estimates of the purchase price allocation. The final acquisition accounting adjustments for this Swedish tax matter may be materially different from the unaudited pro forma adjustments, as Teledyne obtains additional information on this matter and as additional information is made known during the post-acquisition measurement period.

Note 5: Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Income

a)

Cost of sales: Represents a net increase of $96.1 million comprised of expensing the $93.7 million fair value of inventory adjustment (see Note 6), as that inventory is expected to be sold within one year of the acquisition, recording estimated depreciation expense of $24.4 million based on the preliminary fair value purchase accounting estimate of FLIR’s property, plant, and equipment depreciated over their estimated remaining useful lives, determined in accordance with Teledyne policy, and removing FLIR’s historical depreciation expense of $22.0 million.

b)	Selling, general and administrative expenses: Represents adjustments comprised of the following:

(Dollars in millions)	Year ended January 3, 2021
Removal of FLIR’s historical depreciation expense	$(23.1)
Removal of FLIR’s historical amortization expense(1)	(47.5)
Depreciation expense for property, plant, and equipment(2)	23.8
Amortization expense for acquired intangible assets(2)	180.9

Total	$134.1

(1)	After certain reclassification adjustments to FLIR’s historical results to align with Teledyne’s presentation (Note 2).
(2)	Depreciation and amortization expense calculated based on fair value purchase accounting estimate on a straight-line basis over the estimated remaining useful lives in accordance with Teledyne policy.

c)	Interest and debt expense, net: to record the following debt-related adjustments:

(Dollars in millions, except percentages)	Year ended January 3, 2021
Interest expense on new financing(1)	$100.2
Fair value amortization on assumed FLIR debt(2)	(1.2)
Removal of interest expense on settled debt(3)	(10.3)

Total	$88.7

(1)

Includes estimated interest expense of $96.3 million related to debt issued to finance the transaction based on a weighted average fixed rate assumption and $3.8 million of amortization of related debt issuance costs. If the interest rate on this debt changed by 1/8%, interest expense would change by $4.7 million.

(2)	Includes $1.2 million of amortization for the incremental fair value of the assumed debt recognized in connection with purchase accounting.

(3)

Includes removal of $12.3 million of interest expense, including a $0.7 million interest rate swap amount reclassed from AOCI, related to Teledyne and FLIR debt that was settled as part of the transaction, offset by $2.0 million of expense for unamortized debt issuance costs of FLIR outstanding borrowings under its credit agreement settled in connection with the transaction.

d)

Income tax expense: The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 24%. Teledyne’s effective tax rate after completion of the merger may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these adjustments could be material.

Note 6: Transaction Accounting Adjustments to Unaudited Pro Forma Combined Balance Sheet

e)	To adjust cash and cash equivalents as follows:

(Dollars in millions)	January 3, 2021
Cash consideration for the proposed business combination with FLIR	$(4,058.4)
Net proceeds from debt issuance	3,473.7
Payment for estimated acquisition costs	(106.3)

Total	$(691.0)

f)

Inventories, net: Represents the adjustment to record the preliminary fair value of inventory acquired to estimate the value added in the manufacturing process prior to acquisition. The estimate is based on preliminary review of available data and subject to change once Teledyne has sufficient information as to the age, condition, and mix of FLIR’s inventory. The pro forma adjustment reflects an increase of $93.7 million in value for work in process and finished goods as raw materials are presumed to be valued at the price a market participant could achieve in a current sale.

g)

Property, plant and equipment, net: Represents the adjustment in carrying value of FLIR’s fixed assets from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis. No fair value adjustment has been estimated for the demonstration units as the carrying value of $31.0 million approximates fair market value and may materially change as Teledyne has sufficient information as to the age and mix. The fixed assets acquired with preliminary fair value adjustment estimates consist of the following:

	Estimated Useful Life (in years)	FLIR Historical Carrying Amount	January 3, 2021
(Dollars in millions)			Fair Value Adjustment	Estimated Fair Value
Land		$24.3	$24.2	$48.5
Buildings	15	120.3	24.1	144.4
Machinery and equipment	5	85.2	51.1	136.3
Office equipment and other	4	37.9	7.6	45.5

The estimated fair values and estimated useful lives are preliminary and subject to change once Teledyne has sufficient information as to the specific types, nature, age, condition, and location of FLIR’s fixed assets. The pro forma adjustment to property, plant and equipment, net also reflects the elimination of FLIR’s historical accumulated depreciation of $400.5 million against the gross carrying value of the related fixed assets of $668.2 million.

h)

Goodwill: Represents a net increase in goodwill of $3,841.6 million from the elimination of FLIR’s historical goodwill balance of $1,394.4 million offset by $5,236.0 million of goodwill resulting from the merger. Goodwill resulting from the merger represents the excess of estimated merger consideration over the preliminary fair value of the underlying tangible and identifiable intangible assets acquired and liabilities assumed. The estimated goodwill to be recognized is attributable primarily to expected synergies, complementary technology, and expanded market opportunities that Teledyne believes will result from combining its digital imaging operations with the operations of FLIR. The goodwill created in the merger is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.

i)

Intangible assets, net: Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $2,400 million, which represents an increase of $2,190.4 million over FLIR’s net book value of intangible assets prior to the merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e. its highest and best use). The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

	Estimated Useful Life (in years)	January 3, 2021
(Dollars in millions)		Estimated Fair Value
Proprietary technology	10	$1,412.0
Customer list/relationships	12	380.0
Backlog	< 1	8.0
Trademarks	Indefinite	600.0

Acquired intangible assets		$2,400.0

Pro forma amortization expense of the acquired intangible assets was $180.9 million for the fiscal year ended January 3, 2021, respectively and recognized using the straight-line amortization method. The following table summarized the expected pro forma amortization expense of the acquired intangible assets for the years 2021 through 2025, which has been prepared to reflect the merger as if it occurred on December 30, 2019. Teledyne has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work as well as the determination of the pattern of amortization associated with the acquired intangible assets may have a material impact on the valuation of intangible assets, the timing of expense recognition, and the purchase price allocation.

(Dollars in millions)	2021	2022	2023	2024	2025
Amortization expense	$172.9	$172.9	$172.9	$172.9	$172.9

j)

Accrued liabilities and Other long-term liabilities: Reflects a net increase of $577.9 million increase as a result of the estimated deferred tax impact of pro forma adjustments and acquisition costs of $580.5 million, offset by the removal of FLIR’s interest rate swap related to debt settled as part of the transaction which the current portion of $1.0 million was included in accrued liabilities and non-current portion of $1.6 million was included in other long-term liabilities.

The pro forma adjustments were tax effected at the applicable blended statutory tax rate, generally 24%. Teledyne’s effective tax rate after completion of the merger may be materially different after conclusion of final acquisition accounting, removal of one-time items reflected in historical amounts, analysis of the post-closing geographical mix of income, and other factors. Adjustments to tax assets and liabilities will occur in conjunction with the finalization of the purchase accounting, and these adjustments could be material.

k)	To adjust long-term debt as follows:

(Dollars in millions)	January 3, 2021
Net proceeds from debt issuance	$3,473.7
Increase in acquired FLIR debt to fair value(1)	35.2
Settlement of certain FLIR debt, net(2)	(243.9)

Total	$3,265.0

(1)	Represents increase in historical FLIR indebtedness to fair value in connection with preliminary purchase price allocation.
(2)	Represents a cash settlement of FLIR debt of $245.9, with the corresponding $2.0 million of debt issuance costs amortized at the settlement date.

l)

Total stockholders’ equity: Represents the elimination of FLIR common stock and additional paid-in capital (APIC), retained earnings, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company.

(dollars in millions)	Common Stock(1)	Retained Earnings	Treasury Stock	AOCI
Fair value of Teledyne stock issued for FLIR common stock and equity awards(1)	$3,672.0	$—	$—	$—
Elimination of FLIR historical shareholders’ equity(1)	(31.8)	(2,017.1)	7.5	—
Recognition of transaction costs(2)	—	(89.8)	—	—
Elimination of cash flow hedge(3)	—	—	—	1.6
Elimination of fair value hedge(3)	—	—	—	(2.9)
Elimination of foreign currency translation adjustment(3)	—	—	—	158.4
Adjustments related to pensions and postretirement benefits(3)	—	—	—	0.9

Total	$3,640.2	$(2,106.9)	$7.5	$158.0

(1)

Adjustment to increase the common stock of the combined company by the par value of the 9.4 million shares to be issued in connection with the merger and reduction of the par value of the FLIR common stock and treasury stock acquired, as well as to increase APIC for the difference. The adjustment assumes that new common stock will be issued; a portion of such shares may be replaced with shares held in treasury.

(2)

Adjustment for $106.3 million of anticipated transaction costs, net of deferred tax expense of $16.5 million, that are directly attributable to the merger but that were not incurred by Teledyne or FLIR as of January 3, 2021.

(3)

Elimination of accumulated other comprehensive income (AOCI) losses related to FLIR’s cash flow and fair value hedges, foreign currency translation recorded by FLIR, and unamortized prior service costs as a result of purchase accounting.

DESCRIPTION OF OTHER TELEDYNE INDEBTEDNESS

Unsecured Credit Facilities

Bridge Facility

We intend to pay the cash portion of the consideration for the FLIR Acquisition and other fees and expenses required to be paid in connection with the FLIR Acquisition from cash on hand and borrowings, including the proceeds from this offering.

In connection with the Merger Agreement, Teledyne entered into the Bridge Facility Commitment Letter, with BofA Securities, Inc., Bank of America, N.A. and the other lenders party to that Joinder Letter pursuant to which the Initial Bridge Lender and such other lenders committed to provide Teledyne with the $4.5 billion senior 364-day Bridge Facility. The funding of the Bridge Facility provided for in the Bridge Facility Commitment Letter is contingent upon the satisfaction of customary conditions, including (i) execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Bridge Facility Commitment Letter and (ii) consummation of the FLIR Acquisition in accordance with the Merger Agreement. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the Bridge Facility Commitment Letter.

The credit facilities under the 2021 Term Loan Credit Agreement, described below, replaced $1.0 billion of the commitments of the Initial Bridge Lender under the Bridge Facility Commitment Letter. The net cash proceeds from the offering of the notes hereby will replace and permanently reduce the remaining commitments under the Bridge Facility.

2021 Term Loan

On March 4, 2021, Teledyne, as borrower, entered into a Term Loan Credit Agreement with the several banks and other financial institutions from time to time parties thereto as lenders and Bank of America, N.A., as administrative agent. The credit facilities under the 2021 Term Loan Credit Agreement replace $1.0 billion of the commitments of the Initial Bridge Lender under the Bridge Facility Commitment Letter.

Pursuant to the 2021 Term Loan Credit Agreement, the lenders have committed to make unsecured five year term loans of up to $1.0 billion. The loans will finance in part the cash portion of the consideration for the FLIR Acquisition and other fees and expenses in connection with the FLIR Acquisition.

Revolving Credit Facility

On March 4, 2021, Teledyne, as borrower and guarantor, and certain of its foreign subsidiaries, as designated borrowers, entered into the Amended and Restated Revolving Credit Agreement, which amends and restates in its entirety Teledyne’s Amended and Restated Credit Agreement dated as of March 1, 2013, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of December 4, 2015, that certain Second Amendment to Amended and Restated Credit Agreement dated as of January 17, 2017, that certain Third Amendment to Amended and Restated Credit Agreement dated as of March 17, 2017, that certain Fourth Amendment to the Amended and Restated Credit Agreement, dated as of March 15, 2019, that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of October 30, 2019 and that certain Sixth Amendment to Amended and Restated Credit Agreement dated as of January 19, 2021.

Pursuant to the Amended and Restated Revolving Credit Agreement, (i) the lenders thereunder have committed to make revolving loans, including revolving loans to repay swing line loans made thereunder by the Swing Line Lender (as defined therein), and/or to reimburse draws under letters of credit issued thereunder by the L/C Issuer (as defined therein) in an aggregate amount of up to (a) prior to the consummation of the FLIR Acquisition on the Full Availability Closing Date (as defined therein), including if the Full Availability Closing Date does not occur, $750,000,000, and (b) on and after the Full Availability Closing Date, $1,150,000,000, (ii) the L/C Issuer will issue such letters of credit in an aggregate face amount up to (a) prior to the Full Availability Closing Date, $100,000,000, and (b) on and after the Full Availability Closing Date, $500,000,000, and (iii) the Swing Line Lender will make such swing line loans in an aggregate amount up to $10,000,000. Teledyne Netherlands B.V. and Teledyne Digital Imaging, Inc., each of which is a subsidiary of Teledyne, are each a designated borrower under the Amended and Restated Revolving Credit Agreement with the right to request that the lenders advance revolving loans thereunder directly to such designated borrower. Teledyne has guaranteed the obligations of each such designated borrower. The commitments of the lenders under the Amended and Restated Revolving Credit Agreement may be utilized by Teledyne to refinance outstanding letters of credit for the account of FLIR and its subsidiaries at the closing of the FLIR Acquisition on the Full Availability Closing Date. The commitments of the lenders under the Amended and Restated Revolving Credit Agreement have not reduced the commitments of the lenders under the Bridge Facility Commitment Letter.

2019 Term Loan

Teledyne and its subsidiary, Teledyne Netherlands B.V., as borrowers, have borrowed $150 million under a term loan under an Amended and Restated Term Loan Credit Agreement dated as of October 30, 2019, as amended by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of January 19, 2021. Teledyne has guaranteed the obligations of Teledyne Netherlands B.V. thereunder and certain other subsidiaries of Teledyne, as subsidiary guarantors, have guaranteed the obligations of each borrower thereunder.

On March 4, 2021, Teledyne and Teledyne Netherlands B.V. entered into an amendment (the “Second 2019 Term Loan Amendment”) to the 2019 Term Loan Credit Agreement The Second 2019 Term Loan Amendment made a conforming amendment to the Consolidated Net Debt to EBITDA Ratio (as defined therein) to match that financial covenant in the 2019 Term Loan Credit Agreement to the parallel covenant in each of the Amended and Restated Revolving Credit Agreement and the 2021 Term Loan Credit Agreement and added agreed conditions for release of the existing subsidiary guarantors. On March 4, 2021, all release conditions were satisfied and the subsidiary guarantees have been released.

Redemption of Outstanding NPA Notes

Teledyne and Teledyne Netherlands B.V. have an aggregate of $500 million of outstanding NPA Notes (translated into approximately $464 million at time of issuance) issued under the following Note Purchase Agreements:

•	Note Purchase Agreement dated as of September 23, 2014 pursuant to which Teledyne, issued $95,000,000 in aggregate principal amount of its 3.09% Senior Notes, Series B, due December 6, 2021,

•	Note Purchase Agreement dated as of August 27, 2015 pursuant to which Teledyne issued $100,000,000 in aggregate principal amount of its 3.28% Senior Notes, Series B, due November 5, 2022,

•

Note Purchase and Guaranty Agreement dated as of April 18, 2017 pursuant to which (i) Teledyne issued (1) €50,000,000 in aggregate principal amount of its 0.70% Senior Notes, Series A, due April 18, 2022 and (2) €50,000,000 in aggregate principal amount of its 0.92% Senior Notes, Series

B, due April 18, 2023 and (ii) Teledyne Netherlands B.V., a wholly-owned subsidiary of Teledyne, issued (1) €50,000,000 in aggregate principal amount of its 0.92% Senior Notes, Series C, due April 18, 2023 and (2) €100,000,000 in aggregate principal amount of its 1.09% Senior Notes, Series D, due April 18, 2024.

On March 2, 2021, Teledyne delivered the irrevocable Prepayment Notice to the holders of the outstanding NPA Notes. The Prepayment Notice provides that Teledyne and Teledyne Netherlands, B.V. will prepay the outstanding NPA Notes on March 17, 2021 in an amount equal to the principal balance, accrued interest, and a make-whole amount calculated under the applicable Note Purchase Agreement. When the NPA Notes are prepaid in full on March 17, 2021, all subsidiary guarantees of the NPA Notes will also be automatically terminated and released.

DESCRIPTION OF THE NOTES

The summary herein of certain provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part. The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” beginning on page 3 of the accompanying prospectus.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture (as defined below). In this description, the “Company,” “us,” “we” and “our” refer only to Teledyne Technologies Incorporated.

We will issue our    % notes due 2023 (the “2023 notes”),    % notes due 2024 (the “2024 notes”),    % notes due 2026 (the “2026 notes”),    % notes due 2028 (the “2028 notes”), and         % notes due 2031 (the “2031 notes” and, together with the 2023 notes, the 2024 notes, the 2026 notes, and the 2028 notes, the “notes”) under an indenture, to be dated as of         , 2021 (the “base indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by a first supplemental indenture, to be dated as of         , 2021, between the Company and the Trustee, as it may be further supplemented from time to time (the base indenture, as so supplemented, the “indenture”).

The following description is a summary of the material provisions of the notes and the indenture and it is intended to supplement and, to the extent of any inconsistencies, replace the description of the general terms and provisions of debt securities set forth in the accompanying prospectus, to which we refer you. It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs our obligations under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Each series of the notes will be issued as a new and separate series under the indenture, with the 2023 notes in an initial aggregate principal amount of $         , the 2024 notes in an initial aggregate principal amount of $        , the 2026 notes in an initial aggregate principal amount of $        , the 2028 notes in an initial aggregate principal amount of $        , and the 2031 notes in an initial aggregate principal amount of $        .

The notes will be senior unsecured obligations of the Company only and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding of the Company.

We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in the contiguous United States. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series; provided that any additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with the existing notes for U.S. federal income tax purposes. Except as described below under “— Certain Covenants,” the indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes, if such transaction is a permissible consolidation, merger or similar transaction. In addition, except as described below under “—Offer to Repurchase Upon Change of Control Triggering Event,” the indenture does not afford the holders of the notes the right to require us to repurchase or redeem the notes in the event of a highly leveraged transaction. See “—Consolidation, Merger and Sale of Assets.”

We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Maturity and Interest

The notes will mature on                , 2023 in the case of the 2023 notes,          , 2024 in the case of the 2024 notes,        , 2026 in the case of the 2026 notes,                , 2028 in the case of the 2028 notes, and         , 2031 in the case of the 2031 notes. Interest on the notes will accrue at the rate of     % per annum in the case of the 2023 notes,     % per annum in the case of the 2024 notes,     % per annum in the case of the 2026 notes,     % per annum in the case of the 2028 notes, and     % per annum in the case of the 2031 notes. Interests on the notes will be payable semiannually in arrears on                 and                 , commencing on         , 2021. We will pay interest to those Persons who were holders of record on the                 and                 , as the case may be, immediately preceding each interest payment date.

Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Such interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a date that is not a business day, then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date.

If the maturity date for any fixed rate note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the maturity date.

Further Issuances

We may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes would have substantially the same terms as the notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the Issue Date (as defined below) of the additional notes or except for the first payment of interest following the Issue Date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.

Ranking

The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all existing and future senior indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•

be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of the Company’s subsidiaries (other than Teledyne FLIR, LLC).

As of January 3, 2021, after giving effect to the issuance of the notes and the use of proceeds therefrom, but not giving effect to the FLIR Acquisition, we would have had approximately $         million aggregate principal amount of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $         million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).

Optional Redemption

Prior to the maturity, the 2024 Par Call Date, the 2026 Par Call Date, the 2028 Par Call Date, and the 2031 Par Call Date, the 2023 notes, the 2024 notes, the 2026 notes, the 2028 notes, and the 2031 notes, respectively, will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

100% of the principal amount of the notes of such series to be redeemed; and

•

with respect to the 2023 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due at maturity of such notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points;

•

with respect to the 2024 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the 2024 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points;

•

with respect to the 2026 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the 2026 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points;

•

with respect to the 2028 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the 2028 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points; or

•

with respect to the 2031 notes, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the 2031 Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points;

plus, accrued and unpaid interest to, but excluding, the date of redemption.

On or after the 2024 Par Call Date (with respect to the 2024 notes), the 2026 Par Call Date (with respect to the 2026 notes), the 2028 Par Call Date (with respect to the 2028 notes), and the 2031 Par Call Date (with respect to the 2031 notes), such notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

•	“2024 Par Call Date” means , 2022 (two years prior to the maturity date of the 2024 notes).

•	“2026 Par Call Date” means , 2026 (one month prior to the maturity date of the 2026 notes).

•	“2028 Par Call Date” means , 2028 (two months prior to the maturity date of the 2028 notes).

•	“2031 Par Call Date” means , 2031 (three months prior to the maturity date of the 2031 notes).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming for this purpose that the 2024 notes mature on the 2024 Par Call Date, the 2026 notes mature on the 2026 Par Call Date, the 2028 notes mature on the 2028 Par Call Date, and the 2031 notes mature on the 2031 Par Call Date, as applicable) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for that date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) BofA Securities, Inc., J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined below) selected by U.S. Bancorp Investments, Inc., or an affiliate or successor of any of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer we select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate (as defined below) of ours delivered to the Trustee and holders no later than two business days prior to the date of redemption.

Special Mandatory Redemption

If the closing of the FLIR Acquisition has not occurred on or prior to the earlier of (i) December 31, 2021 and (ii) the date the Merger Agreement, including any amendment thereof, is terminated, according to its terms (each, a “special mandatory redemption event”), we will redeem the 2023 notes, the 2024 notes, the 2026 notes, and the 2031 notes in whole at a special mandatory redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to but excluding the special mandatory redemption date (as defined below) (the “special mandatory redemption price”). Upon the occurrence of a special mandatory redemption event, we will promptly (but in no event later than five (5) calendar days following such special mandatory redemption event) cause notice to be delivered electronically or mailed, with a copy to the Trustee, to each holder at its registered address (such date of notification to the holders, the “redemption notice date”). The notice will inform holders that the notes will be redeemed on the tenth (10th) calendar day (or if such day is not a business day, the first business day thereafter) following the redemption notice date, December 31, 2021 (such date, the “special mandatory redemption date”) and that all of the outstanding notes to be redeemed will be redeemed at the special mandatory redemption price on the special mandatory redemption date automatically and without any further action by the holders of the notes. On the business day immediately preceding the special mandatory redemption date, we will deposit with the Trustee funds sufficient to pay the special mandatory redemption price. If such deposit is made as provided above, the notes to be redeemed will cease to bear interest on and after the special mandatory redemption date.

There is no escrow account for, or security interest in, the proceeds of the offering for the benefit of holders of the 2023 notes, the 2024 notes, the 2026 notes or the 2031 notes. Upon the completion of the FLIR Acquisition, the foregoing provisions regarding special mandatory redemption will cease to apply.

Selection and Notice of Redemption

If we redeem less than all the notes at any time and the notes are global notes held by DTC, DTC will select the notes to be redeemed in accordance with its operational arrangements. If the notes are not global notes held by DTC, the Company will select notes on a pro rata basis, or on as nearly a pro rata basis as is practicable.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 10 but not more than 60 days before the date of redemption to each holder of notes to be redeemed at its registered address with a copy to the Trustee. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption may be performed by another Person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent provided in the notice of redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

If a date of redemption for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the date of redemption.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.

We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of the Change of Control Offer provisions of the notes, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our then outstanding Voting Stock;

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

•	the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of notes, the rating of such notes is lowered by three Rating Agencies (if the notes are at such time rated by three Rating Agencies) or by two Rating Agencies (if the notes are at such time rated by two Rating Agencies) below Investment Grade on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change); provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P and Fitch (or its equivalent under any successor rating category of S&P or Fitch, as applicable), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided further, that we give notice of such appointment to the Trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Certain Covenants

Restrictions on Secured Debt

The indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, incurred, issued, assumed or guaranteed by us or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to indebtedness secured by any of the following:

•	mortgages existing on the Issue Date;

•

mortgages on any property acquired, constructed or improved by, or on any capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to (i) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (ii) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 365 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by us or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

•

except to the extent created in anticipation of the acquisition of any Person, mortgages on any property, capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of such Person;

•

except to the extent created in anticipation of the merger or consolidation with any Person, mortgages on property of a Person existing at the time we or any Restricted Subsidiary merge or consolidate with such Person or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such Person;

•	mortgages on any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

•	mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary or Subsidiary;

•

mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

•

mortgages for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on our books in conformity with generally accepted accounting principles;

•

mortgages imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like mortgages arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

•

mortgages to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

•	mortgages in favor of only us or one or more of our Restricted Subsidiaries;

•	mortgages in favor of the Trustee securing indebtedness owed under the indenture to the Trustee and granted in accordance with the indenture;

•

mortgages to secure (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; (3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and (4) other agreements or arrangements designed to protect against fluctuations in equity prices;

•	judgment liens, so long as the finality of such judgment is being contested in good faith and execution thereon is stayed;

•	easements or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it is held or was acquired;

•	leases and landlords’ mortgages on fixtures and movable property located on premises leased in the ordinary course of business, so long as the rent secured thereby is not in default; and

•

extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed the greater of (i) 15% of Consolidated Net Tangible Assets and (ii) $385.3 million:

•	such indebtedness; plus

•	all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•	the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•

Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 365 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•	Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the first paragraph under this heading.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

•

we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•

we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•

we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 365 days after the effective date of the arrangement to make non-mandatory prepayments on Funded Debt, retire Funded Debt or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Future Guarantors

The indenture will provide a requirement for the Company to promptly, and in any event, not later than 30 days, after the consummation of the FLIR Acquisition (to the extent the FLIR Notes are outstanding at such time), cause Teledyne FLIR, LLC to become a guarantor of the notes by executing and delivering to the Trustee a supplemental indenture for such purpose, and delivering to the Trustee documents of the types required by the indenture, including an officer’s certificate and opinions of counsel stating that such supplemental indenture is authorized and permitted and all conditions precedent in the indenture have been complied with. The guarantee will be pari passu with Teledyne FLIR LLC’s obligations under the FLIR Notes. Teledyne FLIR, LLC shall be released from such guarantee and the obligations thereunder if (i) it ceases to be a Subsidiary of the Company as result of a transaction permitted under the indenture, (ii) the FLIR Notes are redeemed or repaid in full or (iii) the FLIR Notes are assumed by the Company and Teledyne FLIR, LLC is released form all its obligations thereunder.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets, unless:

•

(i) we are the surviving person or (ii) resulting, surviving or transferee person, if other than us is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of our responsibilities and liabilities under the indenture, including the punctual payment of all amounts due on the notes and performance of the covenants in the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, as defined below, exists; and

•	we deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that consolidation, merger, transfer or lease complies with the indenture.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer, any of our Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described under “—Certain Covenants—Restrictions on Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.

If any consolidation or merger or any lease, sale, or transfer of all or substantially all our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Reports

We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations. Delivery of reports, information and documents to the Trustee under the indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Events of Default

With respect to the notes, an “Event of Default” is defined in the indenture as being:

•	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

•	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;

•

a failure to comply with any of our other agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

•

(a) a failure to make any payment at maturity, including any applicable grace period, of any indebtedness of the Company in an amount in excess of $100,000,000 aggregate principal amount and continuance of this failure to pay or (b) a default on any of the Company’s indebtedness which default results in the acceleration of indebtedness in an aggregate principal amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, within, in the case of clause (a) or (b) above, 30 days after we receive written notice from the Trustee or the Trustee receives notice from the holders of at least 25% in aggregate principal amount of notes then outstanding; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; or

•	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the notes (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee by notice to the Company or the holders of at least 25% of the outstanding principal amount of the notes by notice to the Company and the Trustee may declare the principal amount of all of the notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding notes. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver.”

The indenture provides that if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered, and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	a holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the notes;

•

the holders of not less than 25% of the aggregate principal amount of the outstanding notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

•

such holder or holders have offered, and if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding notes.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Modification and Waiver

We and the Trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding notes of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•

reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Defeasance and Discharge

The Company may discharge its obligations under the indenture in respect of the notes when either:

•

either (a) all outstanding notes (except (i) mutilated, destroyed, lost or stolen notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee cancelled or for cancellation or (b) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date; and

•	we have paid all other sums due under the indenture and delivered an Officers’ Certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

The notes may be defeased at any time in accordance with the terms set forth in the indenture and described briefly below. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to the notes and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenant which may be applicable to the notes (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise the legal defeasance option, the notes may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the notes may not be accelerated by reference to any restrictive covenants which apply to the notes.

To exercise either defeasance option, we must:

•

irrevocably deposit in trust with the applicable Trustee or another trustee money or U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the principal of and any premium and interest or other amounts due on the notes on the stated maturities or redemption dates therefor;

•

deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the notes to maturity or redemption, as the case may be; and

•

comply with certain other conditions, including that there be no Event of Default at the time of deposit or Event of Default due to bankruptcy on or prior to the 90th day after the deposit date. In particular, in the case of legal defeasance, we must obtain an opinion of tax counsel, based on a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service, that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes as a result of the deposit.

Covenant Defeasance and Certain Other Events of Default

If we exercise our option to effect a covenant defeasance as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments. The Issuer must deliver to the Trustee an opinion of counsel confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is the Trustee under the indenture. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“business day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:

•	all applicable reserves;

•

all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state in the United States or the District of Columbia.

“Event of Default” has the meaning set forth under “—Events of Default.”

“FLIR” means FLIR Systems, Inc.

“FLIR Notes” means the senior notes issued under the Indenture dated as of August 3, 2020, as supplemented by the First Supplemental Indenture dated as of August 3, 2020, each between the FLIR and U.S. Bank National Association, as Trustee, as such indenture is further supplemented or amended.

“Funded Debt” means all indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.

“Issue Date” means the date on which the notes are initially issued.

“Officer” means the Executive Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the specified Person.

“Officers’ Certificate” means a certificate signed by the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or any other officer or officers designated in writing by or pursuant to the authority of the Board of Directors delivered to the Trustee.

“Person” means any individual, corporation, company (including a limited liability company), partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” is defined in the indenture to mean any plant, warehouse, office building, facility or parcel of real property owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.

“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.

“Subsidiary” means any Person, a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the Company or one or more other Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

BOOK-ENTRY; DELIVERY AND FORM

The notes of each series initially will be represented by one or more permanent global certificates in definitive, fully registered, book-entry form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, in the form of a global certificate.

The Global Notes

DTC has advised us that, pursuant to procedures established by it, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such owner is not a participant, on the procedures of the participant through which it owns its beneficial interest to exercise any rights of a holder of notes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of FLIR, the Trustee, U.S. Bank National Association, or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Access to the DTC system is available to others such as U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The Rules applicable to DTC and participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures described herein in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in the Global Notes owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in the Global Notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, investors who hold their interests in the Global Notes through Clearstream or Euroclear and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Certificated Securities

Certificated securities will be issued in exchange for beneficial interests in the Global Notes if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee that we have elected to cause the issuance of such certificated securities in exchange for any or all of the notes represented by the Global Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of the notes. This discussion only applies to notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”), and that are purchased in the initial offering at the initial offering price, by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on interpretations of the Code, Treasury regulations issued thereunder, and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax considerations described herein.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain beneficial owners that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold the notes as part of a straddle, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). Furthermore, this summary does not discuss any alternative minimum tax considerations, and does not address any aspects of federal non-income taxation or state, local, or foreign taxation. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (each, a “United States person”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement properly classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of a partnership holding the notes should consult their own tax advisors.

No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws, nor does it deal with federal non-income taxation or the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences of investing in the notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Effect of Certain Contingent Payments

In certain circumstances, we may be obligated to make payments on the notes in excess of stated interest and principal, or prior to their scheduled payment dates (see “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event” and “Description of the Notes—Special Mandatory Redemption”). Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. We believe that the likelihood that we will make any of the above payments is remote or incidental and we intend to take the position that the notes are not contingent payment debt instruments under applicable Treasury regulations. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the notes, and could also cause any gain from the sale or other disposition of a note to be treated as ordinary income rather than as capital gain. Our position is binding on a beneficial owner of a note, unless the beneficial owner discloses in the proper manner to the IRS that it is taking a different position.

Beneficial owners of the notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this summary assumes that the notes will not be considered to be contingent payment debt instruments.

U.S. Holders

Interest on the Notes

Interest payments on the notes will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are not expected to be issued with an amount equal to or greater than de minimis original issue discount (“OID”). However, if the notes are issued at a discount that will equal or exceed de minimis OID, each U.S. Holder generally will be required to include OID in income (as interest) as it accrues, regardless of its regular method of accounting for U.S. federal income tax purposes, using a constant yield method, before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the notes are not issued with an amount equal to or greater than de minimis OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than any amount representing accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. The amount realized by a U.S. Holder will be the sum of the cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note generally will equal the purchase price of the note.

Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, redemption or other taxable disposition. Net long-term capital gain of certain non-corporate U.S. Holders (including individuals) generally is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

U.S. Holders who are individuals, estates or certain trusts may be subject to a 3.8% net investment income tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over certain thresholds that vary depending on the individual’s circumstances. Net investment income generally will include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the net investment income tax to its interest income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding tax at the applicable rate with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on IRS Form W-9 or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. Holder generally will be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, interest payments on the notes to Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code,

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

•

such interest is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is not attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), and

•

either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS or (b) the Non-U.S. Holder holds its notes through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), which has provided an IRS Form W-8IMY (or suitable successor or substitute form) stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

If any of the conditions described above are not satisfied, interest on the notes will be subject to a 30% withholding tax when paid, unless either the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8BEN-E claiming that an income tax treaty reduces or eliminates the tax, or the interest is effectively connected with the conduct of a U.S. trade or business and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI. If interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (or, in the case of an applicable income tax treaty, is attributable to a permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as a United States person. In addition, Non-U.S. Holders that are corporations could be subject to a 30% branch profits tax on such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, gain realized on the sale, exchange, redemption or other taxable disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless:

•

the gain with respect to the notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base that the Non-U.S. Holder maintains in the U.S.), in which case the gain will be taxed in the same manner as interest that is effectively connected to such trade or business, or

•

the Non-U.S. Holder is a nonresident alien individual who holds the notes as a capital asset and is present in the United States for more than 182 days in the taxable year of the sale, exchange, redemption or other taxable disposition of the notes and certain other conditions are satisfied, in which case the gain will be subject to a 30% tax (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, such amount generally will be subject to, or exempt from, tax to the same extent as described above under “—Non-U.S. Holders—Interest on the Notes.”

Backup Withholding and Information Reporting

Backup withholding will not be required with respect to interest paid to Non-U.S. Holders, so long as the applicable withholding agent has received from the Non-U.S. Holder a correct and complete IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Form  W-8EXP or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S, which is filed with the IRS and sent to Non-U.S. Holders.

Information reporting and backup withholding may apply to the proceeds of a sale of the notes by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the applicable withholding agent receives one of the IRS tax forms described above and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. The information reporting requirements may apply regardless of whether withholding is required. For Non-U.S. Holders, copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Foreign Account Tax Compliance Act

Under the “Foreign Account Tax Compliance Act” (“FATCA”) and guidance issued by the IRS, a United States federal withholding tax of 30% generally applies to interest on a debt obligation, including a note, paid to certain non-United States entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, exchange, redemption or other taxable disposition of the notes on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Interest on the Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective holders of the notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2023 Notes	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes	Principal Amount of 2028 Notes	Principal Amount of 2031 Notes
BofA Securities, Inc.	$	$	$	$	$
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Total	$	$	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price for that series set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of such series of notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about     , 2021, which will be the             business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, during the period commencing on the date of this prospectus supplement and ending on the closing date of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of, the notes or any securities that are substantially similar to the notes, whether owned as of the date hereof or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the notes or such other securities, whether any such transaction, swap or other agreement so described is to be settled by delivery of any notes or such other securities, in cash or otherwise, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

We intend to use a portion of the net proceeds from this offering to repay indebtedness under our Amended and Restated Revolving Credit Agreement. See “Use of Proceeds.” Certain of the underwriters or their affiliates are lenders under our Amended and Restated Revolving Credit Agreement. In addition, affiliates of certain of the underwriters or their affiliates are agents with respect to our Amended and Restated Revolving Credit Agreement. Accordingly, certain of the underwriters or their affiliates will receive a portion of the net proceeds from this offering. Because of this relationship, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. For example, certain of the underwriters or their affiliates are lenders under the Amended and Restated Revolving Credit Agreement, the 2021 Term Loan Credit Agreement and the 2019 Term Loan Credit Agreement. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee under the indenture governing the notes.

Sales Outside of the United States

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering of the notes. Neither this this prospectus supplement nor the accompanying base prospectus constitutes a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of Section 708(8) of the Corporations Act), “professional investors” (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring the notes must observe such Australian on-sale restrictions. This prospectus supplement and the accompanying base prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying base prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC, and U.S. Bancorp Investments, Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article

2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

In connection with the offering, BofA Securities, Inc., J.P. Morgan Securities LLC, and U.S. Bancorp Investments, Inc. are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Purchasers in the United Arab Emirates

This prospectus supplement and the accompanying base prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE, including, without limitation, the Dubai Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). This prospectus supplement and the accompanying base prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange. The issue and/or sale of the notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement and the accompanying prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus or any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except where (i) the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) do not result in this prospectus supplement or the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) do not constitute an offer or an invitation to the public for the purposes of the SFO or the

CO. The offer of the notes is personal to the person to whom this prospectus supplement and the accompanying prospectus have been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this prospectus supplement or the accompanying prospectus is issued may copy, issue or distribute this prospectus supplement or the accompanying prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the shares, notes and units of shares and notes of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(1) to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer occurs by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

LEGAL MATTERS

The validity of the notes offered in this offering will be passed upon for us by McGuireWoods LLP, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Teledyne Technologies Incorporated’s Annual Report on Form 10-K for the year ended January 3, 2021, and the effectiveness of Teledyne Technologies Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the modified retrospective adoption of ASC 842 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of FLIR Systems, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements of FLIR Systems, Inc. refers to a change in accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

PROSPECTUS

TELEDYNE TECHNOLOGIES INCORPORATED

1049 Camino Dos Rios

Thousand Oaks, California 91360

(805) 373-4545

Debt Securities

From time to time, we may offer and sell debt securities in one or more series under this prospectus.

This prospectus contains a general description of the debt securities and the manner in which we may offer and sell such debt securities. Each time debt securities are offered under this prospectus, we will provide a prospectus supplement that contains more specific information about the terms of the offered debt securities and the offering. You should read this prospectus and any prospectus supplement or other offering materials carefully before you invest in our debt securities.

We may offer and sell debt securities directly to purchasers or to or through agents, dealers or underwriters from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in any sale of debt securities, we will name them and describe their compensation in the applicable prospectus supplement.

Investing in our debt securities involves certain risks. For a discussion of these risks, see “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 4, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to an unspecified dollar amount.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement as necessary. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such prospectus supplement. You should carefully read this prospectus, any prospectus supplement and any other offering materials, together with the additional information described below under the heading WHERE YOU CAN FIND MORE INFORMATION, before deciding whether to invest in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement or other offering materials we provide. We have not authorized anyone to provide you with additional or different information. If anyone does provide you with additional or different information, you should not rely on it. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any such prospectus supplement. You also should not assume that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any such prospectus supplement. Our business, financial condition, results of operations and/or prospects may have changed since the date of this prospectus, any prospectus supplement or any document incorporated by reference into this prospectus or any prospectus supplement.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise specified or the context indicates otherwise, when we use the terms “we,” “our,” “us,” the “Company” or “Teledyne” in this prospectus, we are referring to Teledyne Technologies Incorporated, a Delaware corporation, and its consolidated subsidiaries.

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THE COMPANY

Teledyne Technologies Incorporated, a Delaware company that spun off from Allegheny Technologies Incorporated as an independent company in 1999, provides enabling technologies for industrial growth markets that require advanced technology and high reliability. These markets include aerospace and defense, factory automation, air and water quality environmental monitoring, electronics design and development, oceanographic research, deepwater oil and gas exploration and production, medical imaging and pharmaceutical research. We differentiate ourselves from many of our direct competitors by having a customer and Company-sponsored applied research center that augments our product development expertise. We believe that technological capabilities and innovation and the ability to invest in the development of new and enhanced products are critical to obtaining and maintaining leadership in our markets and the industries in which we compete.

On January 4, 2021, we entered into an agreement to acquire FLIR Systems, Inc. (FLIR) in a cash and stock transaction valued at approximately $8 billion. For additional information, please refer to the reports we file with the SEC that are incorporated by reference into this prospectus as described under WHERE YOU CAN FIND MORE INFORMATION below.

Our principal executive offices are located at 1049 Camino Dos Rios, Thousand Oaks, California 91360, and our telephone number is (805) 373-4545.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-15295. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.teledyne.com, which also contains other information about us. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus information included in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information included in documents that we file later with the SEC will automatically update or supersede the information in this prospectus or in earlier filings with the SEC.

We incorporate by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of the offering under this prospectus (other than any portions of such filings that are furnished rather than filed under applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended January 3, 2021, filed on February 26, 2021; and

•	Our Current Reports on Form 8-K filed January 4, 2021, January 6, 2021, January 21, 2021 and January 27, 2021.

In addition, we incorporate by reference the following information previously filed with the SEC by FLIR:

•

FLIR Systems, Inc.’s consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the report of KPMG LLP, independent registered public accounting firm, dated February 25, 2021, included in Item 8 of FLIR’s (File No. 000-21918) Annual Report on Form 10-K filed with the SEC on February 25, 2021.

You may request a copy of any of the documents incorporated herein by reference into this prospectus at no cost by writing or telephoning us at: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360; (805) 373-4545.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or other offering materials may contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples include statements relating to such matters as sales, earnings, operating margin, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, the credit facility, interest expense, severance, relocation and facility consolidation costs, environmental remediation costs, stock repurchases, taxes, exchange rate fluctuations and strategic plans. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause actual results or outcomes to differ from those in forward-looking statements may accompany the statements themselves. In addition, generally applicable factors that could cause actual results or outcomes to differ from those in forward-looking statements are, or will be, discussed under the headings “Risk Factors” or “Safe Harbor Cautionary Statement Regarding Forward-Looking Information,” or elsewhere, in the reports we file with the SEC, which are incorporated herein by reference, or in any prospectus supplement or other offering materials we provide.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, except as may be required by law, to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which it is made.

For the reasons noted above, you are cautioned not to place undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our securities involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified, or will identify, a number of these factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in other information or reports included or incorporated by reference in this prospectus and any prospectus supplement. Before making a decision to invest in our securities, you should carefully consider these risks, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement. See WHERE YOU CAN FIND MORE INFORMATION above.

USE OF PROCEEDS

We will describe our intended use of the net proceeds from any particular offering in the related prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be our direct, unsecured senior obligations and will rank equally with all of our other senior and unsubordinated debt, except to the extent provided for in the applicable prospectus supplement. Because we conduct significant operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent, in part, on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us, which may be subject to statutory, contractual or other restrictions.

The debt securities will be issued under an indenture to be entered into by us on a future date, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. Certain provisions of the indenture, which may be amended or supplemented from time to time, are described below. To the extent the description of debt securities in any prospectus supplement is inconsistent with the description contained in this prospectus, the description in the prospectus supplement will supersede the description in this prospectus. Capitalized terms used in the summary below have the meanings specified in the indenture.

The indenture does not limit the amount of debt securities we may issue or the amount of other indebtedness we may incur. We may issue debt securities from time to time under the indenture in one or more series as approved by our board of directors or duly authorized committee of our board of directors.

Provisions of a Particular Series

The debt securities of a series do not need to be issued at the same time. Unless otherwise provided in the terms of a series of debt securities, such series may be reopened, without notice to or consent of any holder of outstanding debt securities of such series, for issuances of additional debt securities of that series. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture.

The prospectus supplement relating to a particular series of debt securities will describe the terms of that series, including, if applicable, some or all of the following:

•	the form, title and aggregate principal amount of such debt securities;

•	the issuance date and the percentage of principal amount at which such debt securities will be issued;

•	the interest rate or rates or the method for determining the interest rate or rates;

•	the dates on which interest will accrue and be payable or the method for determining dates on which interest will accrue and will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the right, if any, of us to defer payments of interest

•	the places where payments on the debt securities will be payable;

•	the date or dates on which principal and any premium is payable or the method for determining such date or dates;

•	any index or formula used for determining principal, interest or premium, if any;

•	whether the debt securities are convertible or exchangeable and on what terms;

•	optional redemption or early repayment provisions;

•	authorized denominations;

•	if such debt securities are issued at an original issue discount and, if so, the yield to maturity;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the identity of the depositary for global securities;

•	any changes in the covenants or events of default specified in the indenture with respect to such debt securities or any additional covenants or events of defaults applicable to such debt securities;

•	the guarantors of each series, if any, and the extent of the guarantees, if any;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•

the time period within which, the manner in which and the terms and conditions upon which we or the holder of the debt securities can select the payment currency if such currency is at the election of us or the holders;

•	the securities exchange or exchanges on which the securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	whether the debt securities will be secured by any collateral and, if so, the applicable terms and conditions of such security;

•	if such series will be subject to covenant defeasance and legal defeasance under the terms of the indenture or otherwise; and

•	additional terms not inconsistent with the provisions of the indenture.

The prospectus supplement will also disclose material U.S. federal income tax considerations and any other special considerations with respect to the relevant series of debt securities.

Redemption

Debt securities will be subject to redemption only on the terms set forth in the applicable prospectus supplement. In the case of any redemption at our election, we will provide written notice of such redemption not less than 10 nor more than 60 days prior to the redemption date. If less than all debt securities of a series are to be redeemed, the particular debt securities of that series to be redeemed will be selected in the manner provided for in the indenture. Debt securities called for redemption will become due and payable on the date fixed for redemption and shall cease to accrue interest as of that date unless we default in the payment of the applicable redemption price and accrued interest, if any.

Certain Covenants

The indenture includes certain customary covenants requiring us, among other things, to:

•	pay the principal, interest and premium, if any, on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the trustee following the end of each fiscal year stating whether we are in default of any of the terms, provisions or conditions of the indenture;

•	preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets, unless:

•

we are the surviving person in the case of a merger, or the person formed by such consolidation or into which we merge or the person which acquires or leases, all or substantially all of the assets of the Company (the “successor company”), is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and expressly assumes all of our responsibilities and liabilities under the indenture, including the punctual payment of all amounts due on the debt securities and performance of the covenants in the indenture.

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists; and

•	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all related conditions have been satisfied.

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company in accordance with the indenture, the successor company will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if the successor company had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Events of Default

With respect to the debt securities of any series, an “Event of Default” means:

•	default in the payment of any interest upon debt securities of such series that continues for a period of 30 days after payment is due;

•	default in the payment of the principal or premium, if any, on any debt securities of such series upon maturity, redemption, acceleration or otherwise;

•	default in the deposit of any sinking fund payment when and as due under the terms of the debt securities of such series;

•

default in the performance, or breach of, any covenant in the indenture and continuance of such default or breach for a period of 90 days after written notice to us of such default or breach from the trustee (or to us and the trustee from the holders of at least 25% of the principal amount of debt securities then outstanding under the indenture);

•	certain events of bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default specified in the terms of such series.

If there is a continuing Event of Default with respect to the debt securities of any series (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after the trustee or the holders, as the case may be, declare an acceleration with respect to the debt securities of any series, but before the a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to the debt securities of such series or all such Events of Default have been waived as provided in the indenture.

The indenture provides that if there is a continuing Event of Default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered, and if requested, provided, to the trustee security or indemnity satisfactory to the trustee in its sole discretion. Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•

such holder or holders have offered, and if requested, provided to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the trustee need not provide holders of debt securities notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of debt securities not to provide such notice.

Modification and Waiver

We and the trustee may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding debt securities of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the debt securities of that series;

•	reduce the principal amount of, interest rate on, premium payable upon redemption of, or amount of principal due and payable upon any declaration of acceleration of the debt securities of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the debt securities of that series;

•

impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of that series after the due date or redemption date of such debt securities, or alter the method of computation of interest;

•

reduce the percentage in aggregate principal amount of the debt securities of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults and the related consequences; or

•

if the debt securities of any series are convertible, make any change that adversely affects in any material respect the right to convert such debt securities or decrease the conversion rate or increase the conversion price of such debt securities, unless such decrease or increase is permitted by the terms of such debt securities.

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or Event of Default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any debt securities of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding debt securities of the affected series.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the debt securities of any series when:

•

either (a) all outstanding debt securities of such series (except (i) mutilated, destroyed, lost or stolen debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation or (b) all such debt securities not so delivered to the trustee cancelled or for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and we have irrevocably deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date; and

•	we have paid all other sums due under the indenture and delivered an officer’s certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Notwithstanding the above, certain provisions of the indenture will survive, including with respect to certain rights, obligations and immunities of the trustee.

Defeasance

The debt securities or any series of debt securities may be defeased at any time in accordance with the terms set forth in the indenture. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to such debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenant that may be applicable to such debt securities (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, the debt securities may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the debt securities may not be accelerated by reference to any restrictive covenants which apply to the debt securities.

To exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the principal of and any premium and interest or other amounts due on the debt securities on the stated maturities or redemption dates therefor;

•

deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the debt securities to maturity or redemption, as the case may be; and

•

comply with certain other conditions, including that there be no Event of Default at the time of deposit or Event of Default due to bankruptcy on or prior to the 90th day after the deposit date and, in particular, in the case of legal defeasance, we must obtain an opinion of tax counsel, based on a change in the applicable U.S. federal income tax law or a ruling by the Internal Revenue Service, that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes as a result of the deposit.

If we exercise our option to effect a covenant defeasance as described above and the debt securities are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the trustee would be sufficient to pay amounts due on the debt securities on their respective due dates but may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Global Securities

We may issue some or all of the debt securities sold pursuant to this prospectus as book-entry debt securities represented by one or more global certificates, each of which will represent beneficial interests in the applicable debt securities. We will deposit those global certificates with, or on behalf of, a depositary, and register them in the name of a nominee of the depositary. Each such global certificate will constitute a single debt security for purposes of the indenture.

So long as the depositary, or its nominee, is the registered owner of a global certificate, the depository or its nominee, as the case may be, will be considered the owner of that global certificate. We will make payments of principal of, any premium, and interest on the global certificate to the depository or its nominee, as the case may be, as the registered owner of that global certificate. Except as set forth in the indenture or applicable prospectus supplement, owners of a beneficial interest in a global certificate will not be entitled to have any individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the owners of debt securities.

Accordingly, to exercise any of the rights of the registered owners of the debt securities, each person holding a beneficial interest in a global certificate must rely on the procedures of the depository.

Governing Law

The indenture and the debt securities are governed by the laws of the State of New York.

The Trustee

U.S. Bank National Association is expected to be the trustee under the indenture. U.S. Bank National Association and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with us and/or our affiliates in the ordinary course of their respective businesses.

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the trustee, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any holder pursuant to the Indenture, unless such holder has offered, and if requested, provided to the trustee security or indemnity satisfactory to the trustee in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus in any one or more of the following ways:

•	directly to purchasers;

•	through agents;

•	to or through underwriters; or

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the Securities Act), and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Teledyne Technologies Incorporated’s Annual Report on Form 10-K for the year ended January 3, 2021, and the effectiveness of Teledyne Technologies Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the modified retrospective adoption of ASC 842 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of FLIR Systems, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements of FLIR Systems, Inc. refers to a change in accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Teledyne Technologies Incorporated

$                     % Notes due 2023

$                     % Notes due 2024

$                     % Notes due 2026

$                     % Notes due 2028

$                     % Notes due 2031

Prospectus Supplement dated March     , 2021

Joint Book-Running Managers

BofA Securities	J.P. Morgan	US Bancorp